EXHIBIT 10.1

EXECUTION VERSION

SHAREHOLDERS’ AGREEMENT

BY AND AMONG

ALLIANCE BOOTS GMBH,

AB ACQUISITIONS HOLDINGS LIMITED

AND

WALGREEN CO.

August 2, 2012

- i -

Annexes:

Annex A	Shareholder Approval Rights of (i) Gibco and (ii) Walgreens prior to the Step-Down Date
Annex B	Shareholder Approval Rights of Walgreens from and after the Step-Down Date
Schedules and Exhibits
Schedule I	Share Ownership
Schedule II	Initial Directors of the Company Board
Schedule III	Tax Allocations
Schedule IV	Company Specified Persons
Schedule V	Walgreens Specified Persons

- ii -

Exhibit A	Business Plan
Exhibit B	Company Organizational Documents
Exhibit C	Company Board Reserved Matters and Related Delegated Authorities
Exhibit D	Joinder Agreement

- iii -

SHAREHOLDERS’ AGREEMENT

This Shareholders’ Agreement (this “Agreement”) is entered into as of August 2, 2012, by and among Alliance Boots GmbH, a private limited liability company incorporated under the laws of Switzerland, having its registered office at Baarerstrasse 94, CH 6300 Zug, Switzerland and registered in the Register of Commerce of the Canton of Zug under No. CH-170.4.007-953-1 (the “Company”), AB Acquisitions Holdings Limited, a private limited liability company incorporated under the laws of Gibraltar, having its registered office at 57/63 Line Wall Road, Gibraltar and registered under No. 98476 (“Gibco”), and Walgreen Co., a corporation organized under the laws of Illinois (“Walgreens” and, together with Gibco and any other shareholders of the Company who become party to this Agreement from time to time pursuant to and in accordance with the terms hereof, the “Shareholders” and each, individually, a “Shareholder”).

RECITALS

WHEREAS, Gibco, Walgreens and the Company entered into a Purchase and Option Agreement, dated as of June 18, 2012 (as the same may be amended, supplemented or otherwise modified from time to time, the “Purchase Agreement”), pursuant to and subject to the terms and conditions of which, among other things, Walgreens (or a wholly owned Affiliate thereof) acquired at the First Step Closing (as defined below): (i) a minority stake of 45% of the outstanding Ordinary Shares (as defined below) of the Company from Gibco and (ii) an option, exercisable at its sole discretion (subject to the Clawback Option (as defined below)), during the Call Exercise Period (as defined below), to purchase the remaining 55% of the Shares of the Company from Gibco;

WHEREAS, immediately following the First Step Closing (as defined below) and as of the date hereof, Gibco and Walgreens Beneficially Own (as defined below) and own as of record the respective amounts of the issued and outstanding Shares set forth in Schedule I to this Agreement;

WHEREAS, each party acknowledges that it understands that the shareholders agreement among the shareholders of Gibco provide for the joint control of Gibco by the KKR Principal Investors and the SP Principal Investors through, in addition to their respective ownership of 50% of the voting stock of Gibco, among other things, their rights to designate the appointment and removal of directors on the board of directors of Gibco, the right to be present at meetings of the board of directors of Gibco in order for a quorum to be formed and the right to approve significant matters and transactions by Gibco and (to the extent of Gibco’s rights) by its Subsidiaries, and that such shareholders agreement as heretofore amended (including for purposes of rendering such agreement not inconsistent with the terms hereof) continues in effect as between Gibco and the Principal Investors as of the date hereof.

WHEREAS, pursuant to the Purchase Agreement, the execution and delivery of this Agreement is a condition precedent to the respective obligations of Gibco and Walgreens to consummate the First Step Closing; and

WHEREAS, the Company and each of the Shareholders desire to enter into this Agreement to set forth certain terms and conditions concerning the relationship between the

Shareholders and to provide for the orderly governance and management of the Company and the Group (as defined below) and such other matters set forth herein.

NOW, THEREFORE, in consideration of the premises and of the covenants and obligations hereinafter set forth, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, intending to be legally bound, the parties hereby agree as follows:

ARTICLE I

DEFINITIONS

Section 1.1. Certain Defined Terms. As used herein, the following terms shall have the following meanings:

“AB Group” has the meaning set forth in the Purchase Agreement.

“Affiliate” means, with respect to any Person, another Person controlled directly or indirectly by such first Person, controlling directly or indirectly such first Person or directly or indirectly under common control with such first Person, and “Affiliated” shall have a meaning correlative to the foregoing; provided, that for purposes of this Agreement (i) neither the Company nor any of its Subsidiaries shall be deemed an Affiliate of any Shareholder (and vice versa); (ii) the Serenity Trust shall be deemed to be an Affiliate of SP; and (iii) for the avoidance of doubt, Kohlberg Kravis Roberts & Co. L.P., SP and each of their respective Affiliates shall be deemed to be Affiliates of Gibco; provided, however, that an Affiliate shall not include any “portfolio company” (as such term is customarily used among institutional investors) of Kohlberg Kravis Roberts & Co. L.P. so long as such portfolio company has not received any Confidential Information and none of Kohlberg Kravis Roberts & Co. L.P. or any of its controlled Affiliates instructs or overtly encourages any such portfolio company to take any action that would violate any provision of this Agreement that would be applicable to such portfolio company were it to be deemed to be an Affiliate hereunder.

“Agreement” has the meaning set forth in the preamble.

“ASP” means Alliance Santé Participations S.A., a société anonyme incorporated in the Grand Duchy of Luxembourg, having its registered office at 14, Avenue du X Septembre, L-2550, Luxembourg, Grand Duchy of Luxembourg and registered under the registration no. B 51280.

“Beneficial Ownership” of any securities means ownership by a Person who, directly or indirectly, through any contract, arrangement, understanding, relationship or otherwise, has or shares (i) voting power which includes the power to vote, or to direct the voting of, such security; and/or (ii) investment power which includes the power to dispose, or to direct the disposition, of such security. The terms “Beneficially Own” and “Beneficial Owner” shall have correlative meanings. For the avoidance of doubt, (i) no Shareholder shall be deemed to Beneficially Own any securities of the Company or any of its Subsidiaries held by any other holder of such securities solely by virtue of the provisions of this Agreement (other than this definition) and (ii) the Call Option (but not the Clawback Option, to the extent it has become exercisable) shall be disregarded for the purpose of determining Beneficial Ownership of Ordinary Shares by any Shareholder.

“Business Day” means any day other than a Saturday, a Sunday or other day on which banks are authorized or required by Law to be closed in Chicago, Gibraltar, London, Luxembourg, New York or Zug.

“Business Plan” means the three-fiscal year business plan of the Group set forth in the Annual Budget for fiscal year 2012-13 and the planned budgets for fiscal years 2013-14 and 2014-15, as attached hereto as Exhibit A, as may be amended, restated, modified, supplemented or replaced from time to time in accordance with this Agreement.

“Buyer Shareholders Agreement” has the meaning set forth in the Purchase Agreement.

“Call Exercise Period” has the meaning set forth in the Purchase Agreement.

“Call Option” has the meaning set forth in the Purchase Agreement.

“Capital Stock” means (i) any and all shares, interests, participations or other equivalents (however designated) of capital stock of a corporation, any and all ownership interests or equivalents in a Person (other than a corporation); (ii) any security or right convertible into, exchangeable for or evidencing the right to subscribe or exercise for, any such stock, equity interest or security referred to in clause (i); (iii) any stock appreciation right, contingent value right or similar security or right that is derivative of any such stock, equity interest or security referred to in clause (i) or (ii); and (iv) any contract, agreement, arrangement, undertaking or understanding to grant, issue, award, convey or sell any of the foregoing.

“Cause” means, with respect to the removal of a Director, such Director’s (i) willful and continued failure to perform his or her duties as a Director, (ii) willful misconduct, fraud or gross negligence that results in a material injury (financial or reputational) to the Company or the Group or that could expose the Company or the Group to civil or criminal penalties or fines or (iii) conviction of any crime constituting a felony or misdemeanor involving moral turpitude.

“Charter Documents” has the meaning set forth in the Purchase Agreement.

“CHF” means Swiss Francs, the lawful currency of Switzerland.

“Clawback Date” means the earliest date on which Gibco shall have the right to exercise the Clawback Option pursuant to and in accordance with Section 3.07 of the Purchase Agreement.

“Clawback Option” has the meaning set forth in the Purchase Agreement.

“Code” has the meaning set forth in the Purchase Agreement.

“Company Designated Entity” means any Person who, as of any time of determination, engages in any lines of business or operations that are also then actively engaged in by the Group, or related or ancillary businesses, including retail pharmacy, pharmaceutical wholesale and pre-wholesale and pharmacy benefit management services, in any country in which, as of the date hereof, the Group has active business operations, other than to a de minimis extent.

“Company Material Adverse Effect” has the meaning set forth in the Purchase Agreement.

“Company Organizational Documents” means the articles of association (Gesellschaftsstatuten) of the Company as the same may be amended, restated, modified, supplemented or replaced from time to time in accordance with the terms of this Agreement. Copies of the Company Organizational Documents in effect as of the date of this Agreement are attached hereto as Exhibit B.

“Company Specified Person” means any Person set forth on Schedule IV (and any successor thereto).

“Confidential Information” means all information (irrespective of the form of communication, and irrespective of whether obtained prior to or after the date hereof) obtained by or on behalf of a Shareholder or its Representatives either from the Company or its Representatives or from the other Shareholder or its Representatives, through the Transactions (including the Joint Ventures), the Beneficial Ownership of Shares, or through the rights granted pursuant hereto, pursuant to the Company Organizational Documents or pursuant to any contract with the Company or any other member of the Group, other than information which (i) was or becomes generally available to the public other than as a result of a breach of this Agreement by such Shareholder or such of its Representatives, (ii) was or becomes available to such Shareholder or such of its Representatives from a source other than the Company or its Representatives, or the other Shareholder or its Representatives, as the case may be; provided, that the source thereof is not known by such Shareholder or such of its Representatives to be bound by an obligation of confidentiality or (iii) is independently developed by such Shareholder or such of its Representatives without the use of any such information that would otherwise be Confidential Information hereunder. Subject to clauses (i)-(iii) above, Confidential Information also includes all (a) non-public information previously provided by Gibco or the Company or their respective Representatives under the provisions of any confidentiality agreement between the Company, the Shareholders or their respective Affiliates or Representatives, including the Confidentiality Agreement, including all information, documents and reports referred to thereunder, (b) subject to any disclosures permitted under Section 7.07 of the Purchase Agreement, all non-public understandings, agreements and other arrangements between and among the Company and the Shareholders and (c) all other non-public information received from, or otherwise relating to, the Company, its Subsidiaries and any Shareholder or any other investor in any of the foregoing.

“Confidentiality Agreement” means the Confidentiality Agreement, dated as of June 17, 2011, between Gibco and Walgreens.

“Consider in Good Faith” has the meaning set forth in the Purchase Agreement.

“control” (including the terms “controlling”, “controlled by” and “under common control with”), with respect to the relationship between or among two or more Persons, means the possession, directly or indirectly, of the power to direct or cause the direction of the affairs or management of a Person, whether through the ownership of voting securities, as trustee or executor, by contract, management control or otherwise.

“Creditors’ Rights” means applicable bankruptcy, insolvency or other similar laws relating to or affecting the enforcement of creditors’ rights generally and to general principles of equity.

“Director” means a member of the Company Board (Geschäftsführer).

“Eligible Entity” has the meaning set forth in the Purchase Agreement.

“Encumbrance” has the meaning set forth in the Purchase Agreement.

“ERISA” means the United States Employee Retirement Income Security Act of 1974, as amended.

“Exchange Act” means the United States Securities Exchange Act of 1934, as amended, and any successor statute thereto and the rules and regulations of the SEC promulgated thereunder.

“First Step Closing” has the meaning set forth in the Purchase Agreement.

“First Step Closing Date” means the date of this Agreement.

“GAAP” means the accounting principles generally accepted in the United States, consistently applied, as in effect at the date of such financial statement or information to which it refers.

“Gibco Principal Investors” means (i) the KKR Principal Investors and (ii) the SP Principal Investors.

“Governance Clawback Date” means the earlier of (i) the date, if any, on which Gibco shall have the right to exercise the Clawback Option (other than in connection with a Specified Clawback Event) pursuant to and in accordance with Section 3.07 of the Purchase Agreement and (ii) the date, if any, on which a Governance Clawback Event occurs.

“Governance Clawback Event” has the meaning set forth in the Purchase Agreement.

“Governmental Authority” has the meaning set forth in the Purchase Agreement.

“Group” means the Company and its direct and indirect Subsidiaries from time to time.

“IFRS” has the meaning set forth in the Purchase Agreement.

“Indebtedness” of a Person means, without duplication, as of any date of determination (i) all indebtedness of such Person for borrowed money, (ii) the amount of any unreimbursed drawings under letters of credit issued for the account of such Person and (iii) the principal component of all capitalized lease obligations of such Person, in the case of each of the foregoing clauses (i), (ii) and (iii), to the extent actually owing by such Person on such date and appearing on the balance sheet of such Person determined on a consolidated basis in accordance with IFRS; provided, that Indebtedness of Gibco or any of its Subsidiaries shall not include any intercompany Indebtedness among members of the Group.

“IPO” means a Public Offering of the IPO Entity.

“IPO Entity” means the Company, as the entity which undertakes the IPO, unless the Company Board otherwise determines that the “IPO Entity” shall be any Subsidiary that is wholly owned by the Company and the beneficiaries of the Management Equity Incentive Plan or any New MEP Plan and no other Person or a direct or indirect parent company that together with the beneficiaries of any Management Equity Incentive Plan and no other Person wholly owns the Company, in which case the IPO Entity shall be such Subsidiary or parent company; provided, that no IPO Entity other than the Company shall be selected to the extent that the use of such other IPO Entity would materially adversely affect any Shareholder relative to any other Shareholder, without the prior written consent of such materially affected Shareholder.

“Joint Ventures” means the joint venture formed between the Company and Walgreens pursuant to the JV Agreement, and any other joint ventures formed between the Company and Walgreens from time to time.

“JV Agreement” has the meaning set forth in the Purchase Agreement.

“KKR Investment Fund” has the meaning set forth in the Buyer Shareholders Agreement.

“KKR Non-Private Equity Business” means any business or investment of Kohlberg Kravis Roberts & Co. L.P. and its Affiliates distinct from the private equity business of Kohlberg Kravis Roberts & Co. L.P. and its Affiliates; provided, that such business or investment shall not be deemed to be distinct from such private equity business (i) if and at such time that any Confidential Information with respect to the Company is made available to executives or other investment professionals of Kohlberg Kravis Roberts & Co. L.P. and its Affiliates who are not involved in the private equity business and who are involved in such other business or investment or (ii) Kohlberg Kravis Roberts & Co. L.P. or any of its Affiliates instructs or overtly encourages to any such business or investment to take any action that would violate any provision of this Agreement that would be applicable to such business or investment were it to be deemed to be a KKR Principal Investor hereunder.

“KKR Principal Investors” means (i) KKR Sprint (2006) Limited, KKR Sprint (European II) Limited and KKR Sprint (KPE) Limited, collectively, (ii) any Permitted Transferee of the Persons included in clause (i) of this definition that is Transferred shares of Capital Stock of Gibco by such Person in compliance with the terms of this Agreement and (iii) any Permitted Transferee of the Persons included in clause (ii) of this definition that is Transferred shares of Capital Stock of Gibco by such Person in compliance with the terms of this Agreement.

“Law” means any applicable constitutional provision, statute, act, code, law, regulation, rule, ordinance, order, decree, ruling, proclamation, resolution, judgment or decision of a Governmental Authority.

“Management Equity Incentive Plan” means, collectively, the management equity incentive plans provided by (i) the Investment Agreement, dated as of March 21, 2008, as amended on December 29, 2009, by and among AB Acquisitions Luxco 1 S.à.r.l., the Company, Alliance Boots (Nominees) Limited, the Managers party thereto and Barclays Wealth Trustees (Guernsey) Limited and (ii) the Investment Agreement, dated as of December 29, 2009, by and among AB Acquisitions Luxco 1 S.à.r.l., the Company, Alliance Boots (Nominees) Limited, SP and Barclays Wealth Trustees (Guernsey) Limited, each as in effect on the First Step Closing Date.

“Management Veto Option” means, if SP is no longer the Executive Chairperson, the option for Walgreens to exercise an approval right over the appointment of (i) members of senior management of the Group as set forth in Section 2.6(c), (ii) an Executive Chairperson subject to certain limitations as set forth in clause (i) of Annex A and (iii) a Chief Executive Officer of the Company subject to certain limitations as set forth in clause (j) of Annex A; provided, that prior to exercising the Management Veto Option, Walgreens shall provide written notice to the Company and Gibco of its intention to exercise the Management Veto Option (the “Notice of Intention”), which notice shall include which, if any, filings and/or approvals or clearances Walgreens reasonably believes are required to be obtained under any applicable antitrust, competition or other applicable Law prior to exercise of the Management Veto Option.

“Manager” has the meaning set forth in the Purchase Agreement.

“Material Company Subsidiaries” has the meaning set forth in the Purchase Agreement.

“MEP Restructuring” has the meaning set forth in the Purchase Agreement.

“Order” has the meaning set forth in the Purchase Agreement.

“Ordinary Shares” means the ordinary shares (Stammanteile), par value CHF 1,000 per share, of the Company and any securities issued in respect thereof, or in substitution or exchange therefor, in connection with any share split, dividend or combination, or any reclassification, recapitalization, merger, consolidation, exchange or other similar reorganization.

“Per Se Entity” has the meaning set forth in the Purchase Agreement.

“Permitted Transferee” means (i) with respect to any Shareholder Transferring Shares (a) any wholly owned Subsidiary of such Shareholder, (b) any Affiliate that alone or together with one or more other Affiliates directly or indirectly wholly owns such Shareholder and (c) any successor entity of such Shareholder, (ii) in addition to the foregoing, with respect to any SP Principal Investor Transferring shares of Capital Stock of Gibco, (A) (w) SP, (x) a spouse (which solely for the purposes of this definition shall include Ornella Barra), lineal descendant (whether natural or adopted), sibling or parent of SP or (y) upon SP’s death, an heir, executor, administrator, testamentary trustee, legatee or beneficiary of SP; (B) a foundation or similar entity established by SP for the purpose of serving charitable goals, controlled by the Persons named in clause (A); (C) any trust, the beneficiaries of which include only the Persons named in clause (A) or (B), including, for the avoidance of doubt, the Serenity Trust; and (D) any corporation, limited liability company or partnership, the shareholders, members or general or limited partners of which include only the Persons named in clause (A), (B) or (C); provided, that other than in the case of clause (A)(y), SP retains control over the voting and disposition of the Transferred shares of Capital Stock of Gibco in the hands of such Transferee, and (iii) with respect to any KKR Principal Investor Transferring shares of Capital Stock of Gibco, any other KKR Principal Investor, any KKR Investment Fund or any Person (other than any “portfolio company” (as such term is customarily used among institutional investors)) that is wholly owned by one or more KKR Principal Investors or KKR Investment Funds.

“Person” means any natural person, corporation, limited partnership, general partnership, limited liability company, joint stock company, joint venture, association, company, estate, trust, bank trust company, land trust, business trust, or other organization, whether or not a legal entity, custodian, trustee-executor, administrator, nominee or entity in a representative capacity and any Governmental Authority.

“Post-Call Option Period” means the period of time from and after the end of the Pre-Second Step Period.

“Pre-Second Step Period” means the period of time beginning on the date hereof through the earlier to occur of (i) the Clawback Date (if applicable) and (ii) the date on which the Purchase Agreement terminates in accordance with its terms without the Second Step Closing having occurred.

“Principal” means a party to a Principal Investor Side letter (other than Walgreens) and its controlled Affiliates (other than a co-investment entity or vehicle in which such party does not have any economic interest, other than a nominal or de minimis economic interest).

“Principal Investor IPO Percentage” means the fraction (expressed as a percentage), the numerator of which is the sum of the number of equity securities of the IPO Entity directly or indirectly sold by the Gibco Principal Investors in the IPO for their own account and the denominator of which is the sum of the total number of equity securities of the IPO Entity directly or indirectly held by the Gibco Principal Investors for their own account.

“Principal Investor Side Letters” means the letter agreements executed and delivered by the Gibco Principal Investors and Walgreens on the date of the Purchase Agreement and attached as Exhibit C thereto.

“Public Offering” means a public offering of equity securities.

“Qualified Public Offering” means an underwritten Public Offering of ordinary shares of the IPO Entity to the extent that, immediately following the completion of such Public Offering, (i) at least 30% of the outstanding ordinary shares of the IPO Entity are publicly listed and traded or (ii) an aggregate equity valuation of the publicly listed and traded ordinary shares of the IPO Entity equals at least £3,000,000,000 (such equity valuation to be calculated based on a per share value equal to the offering price to the public of an ordinary share of the IPO Entity sold in such Public Offering).

“Recapitalization Transaction” means any transaction or series of related transactions in which one or more classes of securities issued by the Company or any of its direct or indirect Subsidiaries that are wholly owned by the Company and the beneficiaries of the Management Equity Incentive Plan and no other Person are, in whole or in part on a pro rata basis among all holders of such securities, converted into, or exchanged for, securities in another form issued by the Company, any of its direct or indirect Subsidiaries that are wholly owned by the Company and the beneficiaries of the Management Equity Incentive Plan and no other Person, and/or any newly formed direct or indirect parent company that, together with the beneficiaries of the Management Equity Incentive Plan, if any, and no other Person wholly owns the Company.

“Regarded FinCo” has the meaning set forth in the Purchase Agreement.

“Regarded UKCo” has the meaning set forth in the Purchase Agreement.

“SEC” means the United States Securities and Exchange Commission.

“Second Step Acquisition” has the meaning set forth in the Purchase Agreement.

“Second Step Closing” has the meaning set forth in the Purchase Agreement.

“Securities” has the meaning set forth in the Purchase Agreement.

“Securities Act” means the U.S. Securities Act of 1933, as amended, and any successor statute thereto and the rules and regulations of the SEC promulgated thereunder.

“Senior Manager” has the meaning set forth in the Purchase Agreement.

“Serenity Trust” means The Serenity Trust, a Cayman Island Trust.

“Shareholder Indemnification Agreements” means each and every contract or agreement (including indemnification agreements), certificate, memorandum or articles of incorporation or association, bylaws, limited liability company operating agreement, limited partnership agreement and any other organizational document of, and each and every insurance policy maintained by, any Shareholder or its Affiliates providing for, among other things, indemnification of and advancement of expenses for the Directors designated by such Shareholder for, among other things, the same matters that are subject to indemnification and advancement of expenses under this Agreement.

“Shareholder Indemnitors” means the Shareholders and/or their respective Affiliates, in their capacity as indemnitors to such Shareholder’s Director designees under the applicable Shareholder Indemnification Agreements.

“Shares” means shares of the Capital Stock of the Company, including Ordinary Shares, and any securities issued in respect thereof, or in substitution or exchange therefor, in connection with any share split, conversion, dividend or combination, or any reclassification, recapitalization, merger, consolidation, exchange or other similar reorganization.

“Sharing Percentage” means, with respect to each Shareholder, the fraction (expressed as a percentage), the numerator of which is the number of Shares Beneficially Owned by such Shareholder and the denominator of which is the sum of the total number of Shares Beneficially Owned by all Shareholders.

“SP” means Stefano Pessina, a citizen of Monaco and a resident, as of the date hereof, of Monte Carlo.

“Specified Clawback Event” means either:

(A) the Purchase Agreement was terminated after the First Step Closing and prior to the Second Step Closing pursuant to Section 9.04(a)(ii)(B) of the Purchase Agreement and (1) at or prior to such time of termination there shall have occurred an Effect that has had or would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect or (2) at the time of such termination either of the conditions set forth in Section 9.01(b) (Regulatory Requirements) or Section 9.01(c) (No Order) of the Purchase Agreement shall have failed to be satisfied and Buyer shall have satisfied the condition set forth in Section 9.03(b) (Compliance with Covenants) of the Purchase Agreement; or

(B) (1) the Buyer has not duly and timely exercised the Call Option prior to the expiration of the Call Exercise Period as set forth in Section 3.01 of the Purchase Agreement and (2) at or prior to such expiration there shall have occurred (i) an Effect that has had or would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect or (ii) a Governmental Authority shall have enacted, issued, enforced or entered into any Law or Order (whether temporary, preliminary or permanent) that is in effect and has the effect of making the Second Step Acquisition illegal or otherwise restraining or prohibiting its consummation.

“SP Principal Investors” means (i) ASP, (ii) any Permitted Transferee of ASP that is Transferred shares of Capital Stock of Gibco by ASP in compliance with the terms of this Agreement and (iii) any Permitted Transferee of any of the Persons included in clause (ii) of this definition that is Transferred shares of Capital Stock of Gibco by such Person in compliance with the terms of this Agreement.

“SRO” means (i) any “self regulatory organization” as defined in Section 3(a)(26) of the Exchange Act, (ii) any other United States or foreign securities exchange, futures exchange, commodities exchange or contract market or (iii) any other securities exchange.

“Step-Down Date” means the earlier to occur of (i) the Governance Clawback Date and (ii) the date on which Walgreens ceases to Beneficially Own at least 30% of the Ordinary Shares.

“Subsidiary” has the meaning set forth in the Purchase Agreement.

“Tag-Along Pro Rata Share” means a fraction, the numerator of which is the aggregate number of Shares proposed to be Transferred by the Selling Shareholder in the transaction subject to the applicable Inclusion Notice, and the denominator of which is the aggregate number of Shares Beneficially Owned by such Selling Shareholder and its Permitted Transferees.

“Tax” has the meaning set forth in the Purchase Agreement.

“Tax Return” has the meaning set forth in the Purchase Agreement.

“Taxing Authority” has the meaning set forth in the Purchase Agreement.

“Transactions” has the meaning set forth in the Purchase Agreement.

“Transaction Documents” has the meaning set forth in the Purchase Agreement.

“Transfer” or “Transferred” means any (i) direct or indirect transfer, sale, gift, assignment, exchange, mortgage, pledge, hypothecation, encumbrance or any other disposition (whether voluntary or involuntary or by operation of law) of any Shares (or any interest (pecuniary or otherwise) therein or rights thereto) Beneficially Owned by a Person, including pursuant to the creation of a derivative security or (ii) in respect of any such Shares or interest therein, to enter into any swap or any other agreement, transaction or series of transactions that hedges or transfers, in whole or in part, directly or indirectly, the economic consequence of ownership of such Shares or interest, whether any such swap, agreement, transaction or series of transactions is to be settled by delivery of securities, in cash or otherwise. For the avoidance of doubt, any direct or indirect transfer, sale, gift, assignment, exchange, mortgage, pledge, hypothecation, encumbrance or other disposition contemplated by clause (i) of the first sentence of this definition, or any swap or other agreement, transaction or series of transactions contemplated by clause (ii) of the first sentence of this definition, of, or with respect to, as applicable, shares of Capital Stock of Gibco by a Gibco Principal Investor shall be deemed to constitute a “Transfer” subject to the restrictions on Transfer contained or referenced herein. Notwithstanding the foregoing, any direct or indirect transfer, sale, gift, assignment, exchange, mortgage, pledge, hypothecation, encumbrance or any other disposition contemplated by clause (i) of the first sentence of this definition, or any swap or other agreement, transaction or series of transactions contemplated by clause (ii) of the first sentence of this definition, by (a) any shareholder of Gibco (other than a Gibco Principal Investor), or any direct or indirect shareholder or other holder of any Capital Stock of or other economic, voting or other interest in any shareholder of Gibco (other than a Gibco Principal Investor) of, or with respect to, as applicable, any non-voting Capital Stock of Gibco, (b) any stockholder of Walgreens to any other Person of, or with respect to, as applicable, any Capital Stock of Walgreens, (c) any direct or indirect limited partner of or other direct or indirect holder of any economic or other interest (other than a voting interest) in any KKR Investment Fund of, or with respect to, as applicable, any direct or indirect limited partner interest or other direct or indirect economic or other interests (other than a voting interest) in such KKR Investment Fund, or (d) any direct or indirect general partner of or other direct or indirect holder of any voting interest in any KKR Investment Fund of, or with respect to, as applicable, any direct or indirect general partner interest or other direct or indirect voting interest in such KKR Investment Fund, provided that, after giving effect to such action under this clause (d), such KKR Investment Fund continues to be managed and/or advised by Kohlberg Kravis Roberts & Co. L.P. or its controlled Affiliates, shall not be deemed to constitute a “Transfer” subject to the restrictions on Transfer contained or referenced herein. Notwithstanding the foregoing, any direct or indirect mortgage, pledge, hypothecation, encumbrance or any other similar disposition of the nature of a security interest or charge contemplated by clause (i) of the first sentence of this definition, by any direct or indirect shareholder or other holder of any Capital Stock of or other economic, voting or other interest in any shareholder of Gibco (including, for the avoidance of doubt, a Gibco Principal Investor) of, or with respect to, as applicable, any such Capital Stock of or other economic, voting or other interest in such shareholder of Gibco, shall not be deemed to constitute a “Transfer” subject to the restrictions on Transfer contained or referenced herein; provided, that in the case of any such mortgage, pledge, hypothecation, encumbrance, or other disposition by any Principal of any Capital Stock of or other economic, voting or other interest in any shareholder of Gibco, proper arrangements shall be made as a condition precedent to any such mortgage, pledge, hypothecation, encumbrance, or other disposition to ensure the full release of any and all mortgaged, pledged, hypothecated, encumbranced, or disposed Capital Stock of or other economic, voting or other interest in any such shareholder of Gibco in the event of a default, foreclosure, acceleration or other similar event.

“Unpaid Indemnitee Amounts” means the amount that the Company fails to indemnify or advance to an Indemnitee as required or contemplated by this Agreement.

“Voting Securities” means, at any time, shares of any class of Capital Stock or other securities of the Company or any of its Subsidiaries that are then entitled to vote generally in the election of Directors or the board of directors or similar governing body of such Subsidiary, as applicable, and not solely upon the occurrence and during the continuation of certain specified events, and any securities convertible into or exercisable or exchangeable for such shares of Capital Stock or other securities.

“Walgreens Designated Entity” means any Person who, as of any time of determination, engages in any lines of business or operations that are also then actively engaged in by Walgreens and its subsidiaries, or related or ancillary businesses, including retail pharmacy, pharmaceutical wholesale and pre-wholesale and pharmacy benefit management services, in any country in which, as of the date hereof, Walgreens and its subsidiaries have active business operations, other than to a de minimis extent.

“Walgreens Specified Person” means any Person set forth on Schedule V (and any successor thereof).

“Wholly-Owned Subsidiary” has the meaning set forth in the Purchase Agreement.

Section 1.2. Other Defined Terms. The following terms shall have the meanings defined for such terms in the Sections set forth below:

Term	Section

Annual Budget	Annex A(l)
Company	Preamble
Company Board	Section 2.1(a)
Darrois	Section 6.19
Dispute	Section 6.11(a)
Executive Chairperson	Section 2.1(b)(i)(A)
Gibco	Preamble
Gibco Designated Director	Section 2.1(b)(i)(A)
Gibco Related Persons	Section 5.4(c)(i)
ICC	Section 6.11(b)
Existing Counsel	Section 6.19
Inclusion Notice	Section 3.5(b)
Inclusion Right	Section 3.5(c)
Indemnitees	Section 6.2(a)
IPO Agreements	Section 3.7(b)
Joinder Agreement	Section 3.1(c)

Losses	Section 6.2(a)
Non-Compete Fall-Away Date	Section 5.6(d)
Non-Executive Director	Section 2.1(b)(i)(C)
Notice of Intention	Section 1.1
Observer	Section 2.1(b)(iii)
Option Period	Section 3.4(c)
Purchase Agreement	Recitals
Purchase Notice	Section 3.4(c)
Recapitalization Notice	Section 3.9(b)
Recapitalization Percentage	Section 3.9(b)
Representatives	Section 5.4(c)(i)
Required Sale	Section 3.6(a)
Required Sale Notice	Section 3.6(a)
ROFO Period	Section 3.4(a)
ROFO Purchaser	Section 3.4(d)
Rules	Section 6.11(b)
Sale	Section 3.4(a)
Sale Notice	Section 3.4(a)
Selling Shareholder	Section 3.5(a)
Shareholder and Shareholders	Preamble
STB	Section 6.19
Subject Shares	Section 3.4(b)(i)
Subscription Period	Section 3.8(a)
Tag Offeree	Section 3.5(a)
Tax Advances	Section 5.2(f)
Walgreens	Preamble
Walgreens Designated Director	Section 2.1(b)(i)(B)

Section 1.3. Construction. Unless the context requires otherwise, the gender of all words (including defined terms) used in this Agreement includes the masculine, feminine and neuter forms and the singular form of words shall include the plural and vice versa. Where a word is defined herein, each of its other grammatical forms shall have a correlative meaning. The use of the word “or” shall not be exclusive. All references to Articles and Sections refer to articles and sections of this Agreement, and all references to Annexes, Schedules and Exhibits are to Annexes, Schedules and Exhibits attached hereto, each of which is made a part hereof for all purposes. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation” (except to the extent the context otherwise provides). All references to days shall be calendar days unless otherwise specified. Unless the context otherwise requires, any required or appropriate comparison or conversion between currencies shall be performed using the closing exchange rate between such currencies on the New York Stock Exchange, as reported by Bloomberg L.P. on the date of such comparison or conversion. This Agreement shall be construed without regard to any presumption or rule requiring construction or interpretation against the party drafting or causing any instrument to be drafted.

Section 1.4. Effectuating the Intent of the Parties.

(a) Each Shareholder shall (i) vote its Shares, if applicable, and take any and all other action in its power and authority as a shareholder of the Company and (ii) if applicable, to the fullest extent permitted by applicable Law, instruct Directors and members of any committees designated by such Shareholder to exercise their voting rights on each such body in a manner consistent with the rights and obligations of the Parties under this Agreement so as to give effect to and preserve the intent of the parties hereto as set out herein.

(b) The parties hereto acknowledge that in certain instances a provision of this Agreement may be in conflict with applicable Law or may not be enforceable or that its enforceability may be limited by applicable Law or may provide Shareholders with rights that are less favorable to such Shareholders than such Shareholders are otherwise entitled at Law. Nevertheless, the parties hereto agree that they intend to be bound by the terms of this Agreement as drafted and therefore:

(i) to the fullest extent permitted under applicable Law, each party hereto hereby unconditionally and irrevocably waives, renounces and agrees not to invoke the benefit of any right (including any consent or veto right that they may have in their capacity as Shareholders) to the extent that such right is inconsistent or in conflict with any of its obligations hereunder or is in addition to any of its rights hereunder, or in conflict with any other party’s rights hereunder, provided, that each party hereto may invoke any right in support of or as a remedy to enforce any of the rights and obligations of the parties hereunder; and

(ii) if any provision of this Agreement is held to be unenforceable, the parties hereto agree to use their reasonable efforts to implement an alternative enforceable mechanism that would effect, as closely as reasonably possible, the intent of the parties hereto as reflected in or provided by such unenforceable provision.

ARTICLE II

CORPORATE GOVERNANCE

Section 2.1. Company Board Representation.

(a) Company Board Size. Unless Gibco and Walgreens otherwise agree in writing, the Company and the Shareholders shall take such action (including voting all Shares or executing proxies or written consents, causing the Company to call a meeting of Shareholders and, to the fullest extent permitted by applicable Law, directing the Directors designated by them to act) as may be necessary to cause the board of directors (Geschäftsführer) of the Company (the “Company Board”) to consist of 16 Directors, with the Company Board consisting, immediately following the First Step Closing, of those individuals identified on Schedule II. Any changes in the size or composition of the Company Board following the First Step Closing will be subject to the provisions of this Section 2.1 and Section 2.7.

(b) Company Board Composition. From and after the date hereof, unless Gibco and Walgreens otherwise agree in writing and except as otherwise expressly provided herein:

(i) Each Shareholder agrees that it will vote, or execute a written consent in lieu thereof with respect to, all of the Voting Securities Beneficially Owned or held of record by it or cause all of the Voting Securities Beneficially Owned by it to be voted, or cause a written consent in lieu thereof to be executed, to elect and, during such period, to continue in office a Company Board consisting of:

(A)	subject to Section 2.1(b)(ii), eight individuals (each, a “Gibco Designated Director”) designated by Gibco (with each such individual being designated by Gibco as Gibco shall from time to time designate in writing to the Company), of whom (x) one individual (the “Executive Chairperson”) shall be the Executive Chairperson of the Company Board (who the parties intend shall be SP as of the First Step Closing), (y) three individuals shall be representatives of the KKR Principal Investors and (z) four individuals shall be members of the Company’s executive management;

(B)	subject to Section 2.1(b)(ii), four individuals (each, a “Walgreens Designated Director”) designated by Walgreens (with each such individual being designated by Walgreens as Walgreens shall from time to time designate in writing to the Company); and

(C)

four individuals who shall be non-executive Directors (each, a “Non-Executive Director”); provided, that it is expressly agreed that the four Non-Executive Directors in office immediately before the First Step Closing, as set forth on Schedule II, shall remain in office through the end of such Non-Executive Directors’ existing three-year terms in May 2014, unless removed for Cause (or a vacancy otherwise arises through retirement, resignation, death or disability of any Non-Executive Director); provided, further, that on the expiration of such existing terms (or in the event that a vacancy otherwise arises sooner among the Non-Executive Directors), the remainder of the Company Board shall determine, acting pursuant to and in accordance with Section 2.4(c) (disregarding the proviso thereto), whether to re-nominate such Director or whom to nominate as a successor; provided, further, that unless such condition is waived by the Company Board, including the affirmative vote of at least one Walgreens Designated Director, any such (x) successor, including, for the avoidance of doubt, any Non-Executive Director in office immediately before the First Step Closing who is re-nominated, must be determined by the Company Board to be “independent” according to the provisions of the UK Corporate Governance Code, as in effect as of the date of determination and as such Code would apply to the Company if the Ordinary Shares had a Premium Listing on the London Stock Exchange and (y) re-nomination or nomination of a successor shall be subject to the approval of Walgreens (not to be unreasonably withheld, conditioned or delayed).

(ii) Notwithstanding the foregoing, during the Post-Call Option Period (x) Walgreens shall be entitled to designate pursuant to Section 2.1(b)(i)(B): (A) for so long as Walgreens Beneficially Owns at least 30% of the Ordinary Shares, four Walgreens Designated Directors, (B) for so long as Walgreens Beneficially Owns at least 20% but less than 30% of the Ordinary Shares, three Walgreens Designated Directors, (C) for so long as Walgreens Beneficially Owns at least 15% but less than 20% of the Ordinary Shares, two Walgreens Designated Directors, (D) for so long as Walgreens Beneficially Owns at least 10% but less than 15% of the Ordinary Shares, one Walgreens Designated Director and (E) from and after such time as Walgreens Beneficially Owns less than 10% of the Ordinary Shares, no Walgreens Designated Directors, and (y) Gibco shall be entitled to designate, in addition to its right to designate Gibco Designated Directors pursuant to Section 2.1(b)(i)(A), such number of additional Gibco Designated Directors that is equal to the excess of four minus the number of Walgreens Designated Directors that Walgreens is entitled to designate pursuant to this Section 2.1(b)(ii).

(iii) During the Post-Call Option Period until an IPO, for so long as Walgreens Beneficially Owns at least 5% of the Ordinary Shares, Walgreens shall have the right to designate one observer to attend any meetings of the Company Board (such individual, an “Observer”), and to remove any Observer so designated by it; provided, that unless otherwise consented to by the Company Board, no such Observer shall be entitled to attend any meeting of any committee of the Company Board or attend any executive session of the Company Board. Such Observer shall receive the same notices and documentation (including the agenda, minutes, committee reports and any other documentation) for such meeting as are given to the Directors. Such Observer shall have the same rights as a Director of the Company, including the right to participate in all deliberations of the Company Board; provided, that such Observer shall not have the right to participate in any vote, consent or other action of the Company Board. Such Observer shall be bound by the same duties of confidentiality as apply to the Directors and such Observer will be required to execute such customary confidentiality undertaking as may be reasonably requested by the Company.

(c) Removal. Each Shareholder agrees that it shall not vote any of its Shares in favor of the removal of any Director designated by another Shareholder pursuant to this Section 2.1 unless (i) such removal shall be for Cause or (ii) the Shareholder entitled to designate such Director shall have consented to such removal in writing; provided, however, that Gibco shall have the right to cause any Gibco Designated Director to be removed from the Company Board at any time and Walgreens shall have the right to cause any Walgreens Designated Director to be removed from the Company Board at any time, in each case with or without Cause and in the applicable Shareholder’s sole discretion; provided, further, that in the event at any time the number of Walgreens Designated Directors on the Company Board exceeds the number of Walgreens Designated Directors that Walgreens is entitled to designate pursuant to Section 2.1(b)(ii), Gibco shall, on giving 10 Business Days’ written notice to Walgreens, be entitled to remove such excess number of Walgreens Designated Directors (to the extent Walgreens shall not have already caused their removal after receipt of such notice). The Shareholders shall, and shall cause the Company to, take all action necessary to give effect to the removal rights set forth in this Section 2.1(c). To the fullest extent permitted by law, neither the Company nor the Group shall have any liability for severance or other monetary obligation to any Director so removed; provided, that the Shareholder that caused the removal shall indemnify and hold harmless the Company, the Group and the other Shareholders in the event that any severance or other monetary obligation becomes due to such removed Director (provided, that Walgreens and not Gibco shall be so required to indemnify and hold harmless the Company, the Group and Gibco in the event that Gibco acts to remove any excess number of Walgreens Designated Directors pursuant to the second proviso of the first sentence of this Section 2.1(c)).

(d) Vacancies. If a vacancy on the Company Board occurs at any time as a result of the death, disability, resignation, retirement or removal of any Director, the Shareholder that designated the Director whose death, disability, resignation, retirement or removal caused such vacancy shall have the sole right to designate a replacement Director for appointment or election to fill the vacancy. For the avoidance of doubt, the Company Board may continue to conduct business subject to and in accordance with this Article II notwithstanding that there are one or more vacancies on the Company Board.

(e) Expense Reimbursement. The Company shall reimburse each Director for all reasonable and documented out-of-pocket expenses incurred by such Director in connection with his or her attendance at meetings of the Company Board, and any committees thereof, including travel, lodging and meal expenses. In addition, each Director (other than the Executive Chairperson and any Director who is a member of the Company’s executive management) shall be entitled to receive a customary director’s fee of £65,000 per year or such higher amount as determined by the Company Board.

Section 2.2. Company Board Committees.

(a) The Company Board shall establish a Remuneration Committee, an Audit and Risk Committee and a Social Responsibilities Committee and any other committee of the Company Board that may be formed upon the approval of the Company Board acting pursuant to and in compliance with Section 2.4(c), with such powers and rights as are determined by the Company Board, and with such composition as determined by the Company Board acting pursuant to and in compliance with Section 2.4(c); provided, that such powers and rights of any such committee may not include the right to approve or otherwise consent to any matter, or to take any other action, that would otherwise require the approval of a Walgreens Designated Director pursuant to the terms of this Agreement, unless a Walgreens Designated Director is a member of such committee and any such approval, consent or other action by such committee requires the affirmative vote of such Walgreens Designated Director; provided, further, that all meetings of each committee shall be conducted in person, unless such requirement is validly waived in writing by each member of such committee.

(b) Notwithstanding the foregoing, (i) for so long as Walgreens shall be entitled to designate pursuant to Section 2.1(b) at least three Walgreens Designated Directors, each committee of the Company Board (except the Remuneration Committee) shall, subject to at least one Walgreens Designated Director meeting the applicable eligibility requirements for such committee mandated by applicable Law, include at least one Walgreens Designated Director and (ii) for so long as Walgreens shall be entitled to designate pursuant to Section 2.1(b) exactly two Walgreens Designated Directors, one Walgreens Designated Director (which for the avoidance of doubt need not be the same Walgreens Designated Director) shall be entitled to attend each meeting of any committee of the Company Board of which a Walgreens Designated Director is not a member (which committee, for the avoidance of doubt, shall include the Remuneration Committee) and to receive the same notices and documentation (including agenda, minutes, committee reports and any other documentation) for such meeting as are given to the directors who are members of such committee; provided, that, in the case of clause (ii) only, such Walgreens Designated Director shall have no right to vote on or otherwise consent to, any resolution or other action of the committee.

Section 2.3. Meetings of the Company Board. The Company Board shall hold meetings at such times and at such places as shall from time to time be determined by the Executive Chairperson, and shall be called on at least three Business Days’ notice to each Director; provided, that (a) the Company Board shall hold a meeting at least once per calendar quarter and (b) a meeting of the Company Board shall be called by the Executive Chairperson at the request of two Directors who indicate to the Executive Chairperson that, in their reasonable judgment, the request relates to a matter of an urgent nature such that waiting until the next then-scheduled meeting, if any, would be imprudent. Notice of any meeting of the Company Board may be delivered to each Director personally in writing, by mail, by telecopier, by electronic mail or by any other means of written communication reasonably calculated to give notice. Notice of any meeting of the Company Board need not be given to any Director if a written waiver of notice, executed by such Director before or after the meeting, is filed with the records of the meeting, or to any Director who attends the meeting without protesting the lack of notice prior thereto or at its commencement.

Section 2.4. Quorum; Acts of the Company Board.

(a) At all duly called meetings of the Company Board, a majority of all of the Directors shall constitute a quorum for the transaction of business. Directors may participate in any meeting of the Company Board by means of conference telephone, video conference or similar communications equipment by means of which all persons participating in the meeting can hear and speak to each other, and such participation in a meeting shall constitute presence in person at the meeting. For the avoidance of doubt, as used in this Agreement the phrase “all of the Directors” means the entire Company Board then in office (and does not include any vacancies on the Company Board).

(b) If a quorum shall not be present at any meeting of the Company Board, the Directors present thereat may adjourn the meeting from time to time, without notice other than announcement at the meeting, until a quorum shall be present; provided, that notice for any reconvened meeting shall have been given in accordance with Section 2.3; provided, further, that the quorum for the transaction of business at any reconvened or subsequent meeting shall be a majority of all of the Directors.

(c) Each Director shall be entitled to one vote. No action shall be taken by the Company Board without the affirmative vote of a majority of the Directors present at any meeting of the Company Board that is quorate in accordance with Section 2.4(a); provided, that for so long as Walgreens shall be entitled to designate pursuant to Section 2.1(b) four Walgreens Designated Directors, such majority shall include the affirmative vote of at least one Non-Executive Director or one Walgreens Designated Director.

(d) Any instrument or writing executed on behalf of the Company by any one or more of the members of the Company Board shall be valid and binding upon the Company when authorized by the Company Board in accordance with this Section 2.4 or Section 2.5.

(e) Any Walgreens Designated Director shall have the right to appoint any other Walgreens Designated Director as its proxy and attorney-in-fact (including for purposes of determining quorum) with full power of substitution and resubstitution, to vote or act by written consent, pursuant this Section 2.4 and Section 2.5.

Section 2.5. Action by Consent. Any action required or permitted to be taken at any meeting of the Company Board may be taken without a meeting and without a vote, if a consent or consents in writing (including by facsimile and e-mail), setting forth the action so taken, shall be given by all of the Directors. A copy of any action taken by written consent shall be furnished to each Director.

Section 2.6. Management of the Group.

(a) General Principle. Gibco and Walgreens expressly intend that following the First Step Closing (i) in general and except as provided herein, the governance and management of the Company and the Group shall continue in the same manner as in effect immediately prior to the First Step Closing and (ii) in particular, the members of the Company’s executive management immediately prior to the First Step Closing shall continue in place, unless and until removed or replaced in accordance with the terms of this Agreement.

(b) Executive Chairperson. Except as otherwise provided in this Agreement (including Section 2.7), to the fullest extent permitted by applicable Law, the Executive Chairperson (who the parties intend should initially be SP) shall have full and complete discretion to manage and control the business and affairs of the Group and to make all decisions affecting the business and affairs of the Group, and to take all such actions as such Executive Chairperson deems necessary, appropriate or desirable to accomplish the purposes of the Group, subject to the oversight of the Company Board and the limits of the authority delegated thereby. The schedule of matters reserved for decision by the Company Board, and the related delegated authorities, is attached as Exhibit C, which matters and delegated authorities may be modified, subject to Section 2.7, by action of the Company Board; provided, that prior to the Step-Down Date, the Company Board may not delegate authority with respect to any matter set forth on Annex A, and after the Step-Down Date, the Company Board may not delegate authority with respect to any matter set forth on Annex B.

(c) Notwithstanding anything herein to the contrary including Section 2.4:

(i) prior to the Step-Down Date (A) for so long as SP remains as the Executive Chairperson, the Executive Chairperson shall appoint the members of senior management of the Group and (B) if SP is no longer the Executive Chairperson, the members of senior management of the Group shall be appointed by the affirmative vote of a majority of the Directors present at any meeting of the Company Board that is quorate in accordance with Section 2.4(a); provided, that in the event Walgreens exercises the Management Veto Option in compliance with the terms of the definition thereof, such majority must include the affirmative vote of at least one Walgreens Designated Director; and

(ii) from and after the Step-Down Date (A) for so long as SP remains as the Executive Chairperson, the Executive Chairperson shall appoint the members of senior management of the Group and (B) if SP is no longer the Executive Chairperson, the members of senior management of the Group shall be appointed by the Company Board acting pursuant to and in compliance with Section 2.4(c).

Section 2.7. Shareholder Approval Rights.

(a) The Company shall not take or commit to take, and shall not cause or allow any of its Subsidiaries to take or commit to take, any of the actions set forth on Annex A without the prior written consent of Gibco, acting in its capacity as Shareholder, subject to Section 2.7(b) and Section 2.7(c).

(b) Prior to the Step-Down Date, the Company shall not take or commit to take, and shall not cause or allow any of its Subsidiaries to take or commit to take, any of the actions set forth on Annex A without the prior written consent of Walgreens, acting in its capacity as Shareholder, subject to Section 2.7(a).

(c) From and after the Step-Down Date, the Company shall not take or commit to take, and shall not cause or allow any of its Subsidiaries to take or commit to take (i) for so long as Walgreens Beneficially Owns at least 20% of the Ordinary Shares, any of the actions set forth on Annex B and (ii) for so long as Walgreens Beneficially Owns at least 5% of the Ordinary Shares, any of the actions set forth in clauses (a), (c), (d) or (f) of Annex B, in each case without the prior written consent of Walgreens, acting in its capacity as Shareholder. Notwithstanding anything to the contrary in this Agreement and, for the avoidance of doubt, from and after any Specified Clawback Event, Walgreens shall have no consent right over the action set forth in clause (e) of Annex A or over a Required Sale (subject to the provisions of clause (y) of Section 3.2(e)).

(d) Walgreens expressly acknowledges and agrees that the consent and approval rights of Walgreens in its capacity as a holder of Shares set forth in this Agreement, including Section 2.7(b), Section 2.7(c) and Section 5.2, are intended to be exhaustive and exclusive. To the fullest extent permissible under applicable Law, Walgreens hereby irrevocably and unconditionally waives, and agrees not to exercise, any consent, approval or veto right that it may now or hereafter have under applicable Law or the Company Organizational Documents in its capacity as a holder of Shares, except any consent, approval or veto or other right provided, or invoked in support of or as a remedy to enforce any such right provided (or any obligation of any of the other parties hereto) under this Agreement, including Section 2.7(b), Section 2.7(c) or Section 5.2. For the avoidance of doubt, this Section 2.7(d) shall not limit, and Walgreens does not hereby agree to waive or not exercise, any consent, approval, veto or other rights that Walgreens may have in any capacity other than as a holder of Shares.

Section 2.8. Outside Activities. Subject to the provisions of Section 5.4(c), Section 5.5 and Section 5.6 hereof and Article III of the Buyer Shareholders Agreement (a) (i) any Shareholder, Director (other than the Executive Chairperson or any Director who is a member of the Company’s executive management) or Affiliate of the foregoing, in each case, other than, until the later of (A) the first anniversary of the date on which SP ceases to be employed by the Company or any successor thereof as an executive and (B) the earlier of (x) the first anniversary of the last day of the Call Exercise Period and (y) the Second Step Closing, SP, any SP Principal Investor or any of their respective Affiliates, may engage in or possess any interest in other investments, business ventures or Persons of any nature or description, independently or with others, similar or dissimilar to, or that competes with, the investments or business of the Group, and may provide advice and other assistance to any such investment, business venture or Person, (ii) the Company and the Shareholders shall have no rights by virtue of this Agreement in and to such investments, business ventures or Persons or the income or profits derived therefrom and (iii) the pursuit of any such investment or venture, even if competitive with the business of the Group, shall not be deemed wrongful or improper and shall not constitute a conflict of interest or breach of fiduciary or other duty in respect of the Company, its Subsidiaries or the Shareholders, (b) no Shareholder, Director (other than the Executive Chairperson or any Director who is a member of the Company’s executive management) or Affiliate of the foregoing, in each case, other than, until the later of (A) the first anniversary of the date on which SP ceases to be employed by the Company or any successor thereof as an executive and (B) the earlier of (x) the first anniversary of the last day of the Call Exercise Period and (y) the Second Step Closing, SP, any SP Principal Investor or any of their respective Affiliates, shall be obligated to present any particular investment or business opportunity to the Company even if such opportunity is of a character that, if presented to the Company, could be pursued by the Company and (c) any Shareholder, Director (other than the Executive Chairperson or any Director who is a member of the Company’s executive management) or Affiliate of the foregoing, in each case, other than, until the later of (A) the first anniversary of the date on which SP ceases to be employed by the Company or any successor thereof as an executive and (B) the earlier of (x) the first anniversary of the last day of the Call Exercise Period and (y) the Second Step Closing, SP, any SP Principal Investor or any of their respective Affiliates, shall have the right to pursue for its own account (individually or as a partner or a fiduciary) or to recommend to any other Person any such investment opportunity; provided, that any Director who is a representative of the KKR Principal Investors and is offered an investment or business opportunity in his or her capacity as a Director shall be obligated to communicate such opportunity to the Company, in which case the KKR Principal Investors and their Affiliates shall not be permitted to pursue such opportunity unless the Company Board determines not to do so.

Section 2.9. Procuring Compliance with Article II.

(a) Subject to applicable Law, each Shareholder irrevocably undertakes that it shall, and it shall procure that any person who is appointed as a Director as their designee under Section 2.1 shall, comply with the provisions contained in this Article II hereof and in this Agreement generally. In particular, and without prejudice to the foregoing, each Shareholder irrevocably undertakes that it shall:

(i) not seek to appoint any person as a Director who is not entitled to be so appointed in accordance with this Agreement;

(ii) not seek to remove any Director as a Director unless it is entitled to remove such person in accordance with this Agreement;

(iii) procure that none of its designees exercises any powers to take any action that would violate this Agreement; and

(iv) procure that each of its designees shall ensure that all proceedings of the Company Board are conducted in accordance with this Article II, including the quorum necessary for meetings of the Company Board, the number of votes required to approve decisions of the Company Board and the number of votes to which each Director is entitled.

(b) Except as otherwise expressly provided pursuant to Section 2.7(a), Section 2.7(b) or Section 2.7(c), the Shareholders shall, and shall cause the Company to, (i) cause all Voting Securities Beneficially Owned by the Shareholders or the Company, as applicable, to be voted in favor of any action requiring shareholder approval that is approved by the requisite approvals of the Company Board in accordance with this Agreement and (ii) refrain from causing the Voting Securities of the Company that are Beneficially Owned by the Shareholders or the Company, as applicable, to be voted in favor of any action requiring shareholder approval that is not approved by the requisite approvals of the Company Board in accordance with this Agreement.

Section 2.10. Company Organizational Documents; Conflicting Agreements.

(a) To the fullest extent permitted by applicable Law, the Shareholders and the Company shall take, or cause to be taken, all necessary action as may be required (including voting all Voting Securities Beneficially Owned by them or executing proxies or written consents, causing the Company to call a meeting of Shareholders and, to the extent permitted by applicable Law, directing the Directors designated by them to act) to cause the Company Organizational Documents to be amended, as necessary, so that they do not at any time conflict with any provision of this Agreement and they permit each Shareholder to receive the benefits to which each such Shareholder is entitled under this Agreement.

(b) To the fullest extent permitted by applicable Law, in the event of any conflict between this Agreement and the Company Organizational Documents, this Agreement shall control; provided, that in any such case, the Shareholders and the Company shall take, or cause to be taken, all necessary action pursuant to Section 2.10(a) to remove such conflict from the Company Organizational Documents.

(c) The Company shall not adopt any governance document, including any committee charters and any corporate governance or other similar board or committee policies, or enter into any agreements, contracts or other instruments inconsistent with the provisions of this Agreement.

ARTICLE III

TRANSFERABILITY OF SHARES; PREEMPTIVE RIGHTS

Section 3.1. Transfers Generally.

(a) Transfers Generally. No Shares may be Transferred unless such Transfer is made in accordance with the requirements of this Article III, as may be applicable, and any purported Transfer in violation of this Article III shall be null and void ab initio.

(b) Transfer Books. The Company shall not record upon its books any attempted Transfer of Shares held of record or Beneficially Owned by any Shareholder to any other Person, except Transfers made in accordance with this Agreement, and any attempted Transfer not made in accordance with this Agreement shall be null and void ab initio.

(c) Rights and Obligations of Transferees. Other than in connection with a Transfer to a Permitted Transferee, no purchaser of Shares from Walgreens shall be entitled to any rights granted to Walgreens pursuant to Section 2.1 (Company Board Representation), Section 2.2 (Company Board Committees), Section 2.4(c) (Acts of the Company Board), Section 2.7 (Shareholder Approval Rights) or Section 5.4(a) (Information, other than clauses (i) and (ii) thereof); provided, however, that in connection with a Transfer by Walgreens of at least 30% of the Ordinary Shares to a purchaser of such Ordinary Shares, Walgreens shall be permitted to assign to such purchaser Walgreens’ rights under this Agreement, except those rights set forth in Section 2.2(b); provided, further, that (i) Walgreens shall be permitted to make such assignment of approval rights only to one such purchaser, (ii) in no event shall such rights of Walgreens and such purchaser, and their respective Permitted Transferees, exceed, in the aggregate, such rights under this Agreement in the hands of Walgreens, assuming all such Ordinary Shares then Beneficially Owned by Walgreens and such purchaser, and their respective Permitted Transferees, are then owned solely by Walgreens and (iii) with respect to an assignment of Walgreens’ rights under Section 2.1(b), such purchaser shall thereafter be entitled to designate, in accordance with Section 2.1(b), (x) prior to the completion of an IPO pursuant to Section 3.7, two individuals and (y) after the completion of an IPO, one individual, to the Company Board; provided, further, that after such assignment, Walgreens shall have no further rights under Section 2.1(b), except those rights set forth in Section 2.1(b)(iii), which shall remain in effect with respect to Walgreens in accordance with its terms. For the avoidance of doubt, such purchaser shall cease to have (x) any approval rights set forth on Annex B other than those set forth in clauses (a), (c), (d) or (f), once such purchaser ceases to Beneficially Own at least 30% of the Ordinary Shares and (y) the approval rights specified in the foregoing clause (x), once such purchaser ceases to Beneficially Own at least 5% of the Ordinary Shares. Subject to the last sentence of this Section 3.1(c), no Transfer by a Shareholder of Shares that would otherwise be permitted pursuant to this Agreement shall be permitted unless (x) the transferee shall have executed an appropriate document (a “Joinder Agreement”) substantially in the form attached hereto as Exhibit D or otherwise in form and substance reasonably satisfactory to the Company and the other Shareholder(s) confirming that the transferee takes such Shares, subject to all the terms and conditions of this Agreement to the same extent as its transferor was bound by and entitled, except as otherwise set forth herein, to the benefits of such provisions and (y) such Joinder Agreement shall have been delivered to the Company and the other Shareholder(s) prior to such transferee’s acquisition of such Shares. Where a Shareholder effects a Transfer of Shares to a transferee after such transferee has executed and delivered to the Company and the other Shareholder(s) a Joinder Agreement, and such Transfer is permitted pursuant to this Agreement, the transferee shall become a party to this Agreement and be bound by and entitled to its terms and conditions to the same extent as its transferor was so bound and entitled, except as otherwise set forth herein. Notwithstanding the foregoing, a transferee of Shares shall not be bound by any of the terms and conditions of this Agreement if the applicable Transfer is pursuant to an effective registration statement under the Securities Act or pursuant to Rule 144 of the Securities Act.

Section 3.2. General Restrictions on Transfer of Shares.

(a) During the Pre-Second Step Period, no Transfer of any Shares shall be permitted other than (i) Transfers by a Shareholder to a Permitted Transferee of such Shareholder, (ii) Transfers by an SP Principal Investor of Capital Stock of Gibco to a Permitted Transferee of such SP Principal Investor, (iii) Transfers by a KKR Principal Investor of Capital Stock of Gibco to a Permitted Transferee of such KKR Principal Investor, (iv) Transfers pursuant to the MEP Restructuring in accordance with Section 7.19 of the Purchase Agreement or (v) after the exercise of the Call Option, the Transfer of Shares at the Second Step Closing pursuant to the Purchase Agreement.

(b) Subject to Section 3.2(a), until the date that is 24 months after the first day of the Post-Call Option Period, Shares held by Walgreens may not be Transferred other than (i) Transfers by Walgreens to a Permitted Transferee of Walgreens, (ii) Transfers by Walgreens as a Tag Offeree pursuant to, and in accordance with, Section 3.5, (iii) in a Required Sale pursuant to Section 3.6, (iv) pursuant to Section 3.7(c) or (v) pursuant to the Clawback Option, if applicable.

(c) Subject to Section 3.1(c), Section 3.2(e), Section 3.3, Section 3.4 and Section 3.5, from and after the date that is 24 months after the first day of the Post-Call Option Period, Shares held by Walgreens may be freely Transferred at any time; provided, that prior to the completion of a Qualified Public Offering, Walgreens shall furnish a written notice to Gibco at least one month prior to engaging in any marketing or other solicitation activities with respect to any potential Transfer of Shares.

(d) Subject to Section 3.1(c), Section 3.2(e)(y), Section 3.3 and Section 3.5, during the Post-Call Option Period, Shares held by Gibco may be freely Transferred at any time.

(e) Notwithstanding anything to the contrary in this Agreement (x) Walgreens may not Transfer any Shares to a Company Specified Person without the consent of Gibco; provided, that the restrictions in clause (x) of this Section 3.2(e) shall not apply to any Transfers (i) to the Company or any of its Subsidiaries, (ii) to any Shareholder, (iii) to a Permitted Transferee, (iv) as a Tag Offeree pursuant to Section 3.5, (v) in a Required Sale pursuant to Section 3.6, (vi) pursuant to the Clawback Option or (vii) in an IPO pursuant to Section 3.7 or in any other Public Offering and (y) Gibco may not Transfer any Shares to a Walgreens Specified Person without the consent of Walgreens; provided, that the restrictions in clause (y) of this Section 3.2(e) shall not apply to any Transfers (i) to the Company or any of its Subsidiaries, (ii) to any Shareholder, (iii) to a Permitted Transferee, (iv) subject to applicable Law, in a Required Sale pursuant to

Section 3.6 involving the Transfer in such Required Sale of 100% of the Shares and in which Walgreens receives as consideration Capital Stock in any Walgreens Specified Person representing no more than 5% of the outstanding Capital Stock of such Walgreens Specified Person; provided, that, such Capital Stock (1) (I) is listed or traded on a national securities exchange (as defined in the Exchange Act) or on the London Stock Exchange, Euronext Paris (Premier Marché), the Frankfurt Stock Exchange, the Tokyo Stock Exchange, the Hong Kong Stock Exchange or the Shanghai Stock Exchange and (II) can reasonably be expected to be fully sold over a course of 90 days after receipt based on the trading volume of such Capital Stock without adversely affecting the trading price of such Capital Stock and (2) is immediately freely transferrable (without volume limitations, filing obligations or any requirement to deliver a prospective purchaser a disclosure document of any kind) by Walgreens, either pursuant to an effective registration statement under the Securities Act or valid exemption from the registration requirements thereunder (or any similar foreign securities laws or requirements that may be applicable) or (v) in which 100% of the Shares Beneficially Owned by Walgreens are Transferred for all cash consideration.

(f) In addition to any other requirements imposed by this Article III, Walgreens may not (i) prior to an IPO, distribute any Shares to its stockholders by way of any dividend or other distribution or (ii) prior to a Qualified Public Offering, effect any Public Offering of Shares, in each case other than pursuant to and in accordance with the agreements to be entered into in connection with the IPO as contemplated by Section 3.7(b).

(g) Each Permitted Transferee of any Shareholder to which Shares are transferred (or of any Gibco Principal Investor in the case of a Transfer by it of Capital Stock of Gibco) shall, and such Shareholder (or Gibco Principal Investor) shall cause such Permitted Transferee to, Transfer back to such Shareholder (or Gibco Principal Investor), or to another Permitted Transferee of such Shareholder (or Gibco Principal Investor) any Shares (or Gibco Capital Stock) it owns prior to such Permitted Transferee ceasing to be a Permitted Transferee of such Shareholder (or Gibco Principal Investor).

Section 3.3. Other Transfer Restrictions.

(a) In addition to any other restrictions to Transfer herein contained, unless agreed by the Company Board, in no event may any Transfer of any Shares be made:

(i) subject to Section 3.7, if such Transfer would require the registration by the Company of such Transferred Share pursuant to any applicable securities Laws (unless such Transfer is pursuant to, and in accordance with, contractual registration rights granted by the Company);

(ii) if such Transfer would subject the Company, its shareholders or any of their respective Affiliates to regulation under the U.S. Investment Company Act of 1940, as amended, or Title I of ERISA, or would subject the Company, its shareholders or any of their respective Affiliates to regulation under the U.S. Investment Advisers Act of 1940, as amended;

(iii) if such Transfer would result in a violation of any applicable Law, and for the avoidance of doubt, Law includes applicable securities, ERISA and antitrust

Laws;

(iv) if such Transfer would require the Company or any of its Subsidiaries to obtain any licensing or regulatory consent other than any such license or regulatory consent that is immaterial or ministerial in nature or that is a condition to effectuating the Transfer;

(v) prior to a Qualified Public Offering if such Transfer is effectuated through an “established securities market” or a “secondary market (or the substantial equivalent thereof)” within the meaning of Section 7704 of the Code or such Transfer would otherwise result in the Company being treated as a “publicly traded partnership,” as such term is defined in Sections 469(k)(2) or 7704(b) of the Code and the regulations promulgated thereunder;

(vi) if such Transfer would reasonably be expected to have an adverse regulatory impact (other than an immaterial impact) on the Company or its Subsidiaries; or

(vii) if such Transfer is made to any Person who lacks the legal right, power or capacity to own such Shares.

(b) Except as otherwise provided in Section 3.6, Section 3.7 and Section 3.9, the Shareholders effecting any Transfer of Shares permitted hereunder shall pay all reasonable costs and expenses, including attorneys’ fees and disbursements, incurred by the Company in connection with the Transfer on a pro rata basis in proportion to the number of Shares so Transferred by each such Shareholder.

(c) In furtherance of and not in limitation of Section 1.4, each Shareholder hereby agrees to take all actions in its power and authority as a shareholder of the Company (including voting its Shares) to approve any Transfer that complies with this Agreement.

Section 3.4. Right of First Offer.

(a) Following the date that is 24 months after the first day of the Post-Call Option Period (such time period, the “ROFO Period”), any proposed Transfer of Shares (other than to a Permitted Transferee or in a transaction pursuant to Section 3.5, Section 3.6 or Section 3.7) by Walgreens shall be subject to the right of first offer pursuant to, and Walgreens must first comply with the provisions of, this Section 3.4. In the event Walgreens proposes to Transfer any or all of its Shares (other than to a Permitted Transferee or in a transaction pursuant to Section 3.5, Section 3.6 or Section 3.7) during the ROFO Period (a “Sale”), then Walgreens shall furnish to Gibco a written notice of such proposed Transfer (a “Sale Notice”) not less than 30 Business Days prior to any such proposed Transfer.

(b) The Sale Notice shall include:

(i) (A) the number of Shares proposed to be sold by Walgreens (the “Subject Shares”), (B) all other material terms and conditions, to the extent then determined by Walgreens, in connection with such proposed Transfer, (C) the identity of any prospective third party purchasers, if known and (D) the proposed Transfer date, to the extent then determined by Walgreens; and

(ii) an invitation for Gibco (on behalf of itself or on behalf of any one or more of the shareholders of the Gibco Principal Investors to whom Gibco has assigned its rights under this Section 3.4) to make an offer to purchase all (but not less than all) of the Subject Shares for 100% cash consideration (unless otherwise agreed by Walgreens) and on any other terms and conditions set forth in the Sale Notice.

(c) Within 20 Business Days following the date of delivery of the Sale Notice (the “Option Period”), Gibco (on behalf of itself or on behalf of any one or more of the shareholders of the Gibco Principal Investors to whom Gibco has assigned its rights under this Section 3.4) may make an offer to purchase all (but not less than all) of the Subject Shares on the other terms and conditions set forth in the Sale Notice by delivering to Walgreens an irrevocable notice (the “Purchase Notice”), which Purchase Notice, in order to be valid, shall set forth the cash purchase price for the Subject Shares applicable to such offer and include customary documentation (which may consist in or include one or more “highly confident” letter(s) from bank(s) or other financial institution(s)), in the context of private acquisitions, establishing with reasonable confidence Gibco’s (or such shareholders of the Gibco Principal Investors’) ability to finance the transaction. Any Purchase Notice so delivered shall be binding upon the delivering party and irrevocable upon delivery. Gibco (on behalf of itself or on behalf of any one or more of the shareholders of the Gibco Principal Investors to whom Gibco has assigned its rights under this Section 3.4) shall be deemed to have waived all of its (and such shareholders of such Gibco Principal Investor’s) rights to purchase any Subject Shares under this Section 3.4 if a Purchase Notice that complies with the above requirements shall not have been delivered to Walgreens prior to the expiration of the Option Period.

(d) In the event that Gibco (on behalf of itself or on behalf of any one or more of the shareholders of the Gibco Principal Investors to whom Gibco has assigned its rights under this Section 3.4) has delivered a valid Purchase Notice prior to the expiration of the Option Period, Walgreens shall be obligated to, within 10 Business Days, either accept or decline the offer set forth in the Purchase Notice. In the event that Walgreens shall have accepted, or shall not have declined, the offer set forth in such valid Purchase Notice within the 10 Business Day period referred to in the immediately preceding sentence, Walgreens and Gibco (on behalf of itself or on behalf of any one or more of the shareholders of the Gibco Principal Investors to whom Gibco has assigned its rights under this Section 3.4) shall negotiate in good faith definitive documentation for the purchase and sale of the Subject Shares on terms and conditions consistent with those contained in the Purchase Notice and on such other terms and conditions as may be agreed by Walgreens and Gibco (on behalf of itself or on behalf of such shareholders of the Gibco Principal Investors), with a view to execution and delivery of such definitive documentation as soon as reasonably practicable after the acceptance of such Purchase Notice or, in the absence of such acceptance, after such 10 Business Day period referred to in the immediately preceding sentence. The closing of the Transfer of such Subject Shares pursuant to such Purchase Notice shall take place within the time period set forth in the definitive documentation mutually agreed upon by Walgreens and the Person(s) that will acquire the Subject Shares (the “ROFO Purchaser”). Each of Walgreens, the Company, Gibco and the ROFO Purchaser (if not Gibco) agrees to use its reasonable best efforts to secure any regulatory approvals or other consents or approvals, and to comply with any Law necessary in connection with the offer, sale and purchase of such Subject Shares.

(e) In the event that (i) a valid Purchase Notice is not delivered in compliance with Section 3.4(c) or (ii) Walgreens declines the offer set forth in the applicable valid Purchase Notice in compliance with Section 3.4(d), then, during the 120 day period following the expiration of the Option Period or the date on which Walgreens declines the offer set forth in the applicable valid Purchase Notice, respectively, Walgreens may Transfer all (but not less than all) of the Subject Shares to a third party but only if the purchase price for such Transfer is the same as or higher than the purchase price specified in the Purchase Notice in the case of (ii) above and the other terms and conditions for such Transfer are not less favorable in the aggregate to Walgreens than the terms and conditions for the proposed Sale of the Subject Shares specified in the Sale Notice, in the case of clause (i) above, or the terms and conditions offered by the ROFO Purchaser pursuant to the applicable valid Purchase Notice, in the case of clause (ii) above (and any such Transfer shall not be subject to the right of first offer set forth in this Section 3.4). If at the end of the 120 day period set forth above in this Section 3.4(e), Walgreens has not entered into a definitive agreement providing for the Transfer of the Subject Shares to a third party in accordance with the foregoing sentence (or, if at the end of 180 days following the date of the Sale Notice, such Transfer has not been completed), then it shall be necessary for a separate Sale Notice to be delivered, and the terms and provisions of this Section 3.4 separately complied with, in order for Walgreens to consummate a Transfer of Shares during the ROFO Period (other than a Transfer to a Permitted Transferee or in a transaction pursuant to Section 3.5, Section 3.6 or Section 3.7).

(f) In connection with a proposed Transfer to which this Section 3.4 applies, Gibco may at any time at its option assign all or any portion of its rights under this Section 3.4 to, and substitute, one or more of the shareholders of Gibco for itself to act as the purchaser(s) or to exercise any other right of Gibco, or to satisfy any obligation of Gibco, under this Section 3.4; provided, however, that (i) notwithstanding any assignment of rights pursuant to this Section 3.4(f) (x) any notice required to be made by Walgreens pursuant to this Section 3.4 shall only be required to be made to Gibco, and Gibco shall be responsible for forwarding such notices to its permitted assigns and (y) any such permitted assigns shall not be relieved of any obligations it may have under this Section 3.4 as a result of Gibco failing to forward or such Person failing to receive such notices and (ii) no assignment of rights pursuant to this Section 3.4(f) shall relieve Gibco of its obligations under this Agreement, including this Section 3.4(f).

Section 3.5. Tag-Along Rights.

(a) (i) During the Post-Call Option Period, in the case of a transaction initiated by Gibco, and (ii) following the date that is 24 months after the first day of the Post-Call Option Period, in the case of a transaction initiated by Walgreens, and in each case prior to the completion of a Qualified Public Offering, neither Gibco nor Walgreens (as applicable, the “Selling Shareholder”) shall sell or otherwise effect a sale or other Transfer of all or any number of its Shares (other than to a Permitted Transferee or in a transaction pursuant to Section 3.4 or Section 3.6 or in a Public Offering pursuant to Section 3.7) unless the terms and conditions of such Transfer include an offer, on the same terms and conditions as the offer by the proposed third party transferee to the Selling Shareholder, to the Shareholder who is neither the Selling

Shareholder nor a proposed third party transferee (the “Tag Offeree”), to include at the option of the Tag Offeree, in the sale or other Transfer to the third party, a number of Shares owned by the Tag Offeree (including its Permitted Transferees) determined in accordance with this Section 3.5. For the avoidance of doubt, any proposed Transfer by Walgreens as a Selling Shareholder pursuant to this Section 3.5 shall be subject to Walgreens’ prior compliance with Section 3.4.

(b) The Selling Shareholder shall send written notice of such third party offer (the “Inclusion Notice”) to the Tag Offeree in the manner specified herein, which Inclusion Notice shall include the material terms and conditions of the proposed Transfer, including (i) the name and address of the proposed transferee, (ii) the proposed amount and form of consideration (and if such consideration consists in part or in whole of property other than cash, the Selling Shareholder will provide such information, to the extent reasonably available to the Selling Shareholder (including using reasonable efforts to obtain such information from the proposed transferee, if applicable), relating to such non-cash consideration as the Tag Offeree may reasonably request in order to evaluate such non-cash consideration), (iii) the proposed Transfer date, if known, (iv) the number of Shares to be sold by the Selling Shareholder and (v) the Tag-Along Pro Rata Share.

(c) The Tag Offeree shall have the right (an “Inclusion Right”), exercisable by delivery of a notice to the Selling Shareholder at any time within 10 Business Days after receipt of the Inclusion Notice, to sell pursuant to such third party offer, and upon the terms and conditions set forth in the Inclusion Notice (which shall be the same terms and conditions applicable to the Selling Shareholder), that number of Shares requested to be included by the Tag Offeree, which number shall not exceed a number of the Tag Offeree’s (and its Permitted Transferees’) Shares equal to the product of (x) the Tag Offeree’s (and its Permitted Transferees’) Shares multiplied by (y) the Tag-Along Pro Rata Share (it being understood that the failure to exercise such right within such time period specified above shall be deemed to constitute a waiver of all of the Tag Offeree’s rights with respect to such proposed Transfer and any such exercise of the Inclusion Right shall be irrevocable). If the proposed third party transferee is unwilling to purchase all of the Shares proposed to be Transferred by the Selling Shareholder and an exercising Tag Offeree (determined in accordance with the first sentence of this Section 3.5(c)), then the Selling Shareholder and the exercising Tag Offeree shall reduce, on a pro rata basis based on their respective Sharing Percentages of the Shares held by the exercising Tag Offeree and the Selling Shareholder, the number of Shares that each otherwise would have sold so as to permit the Selling Shareholder and the exercising Tag Offeree to sell the number of Shares that the proposed third party transferee is willing to purchase. The Tag Offeree and the Selling Shareholder shall sell to the proposed third party transferee the Shares proposed to be Transferred by them in accordance with this Section 3.5 at the time and place provided for the closing in the Inclusion Notice, or at such other time and place as the exercising Tag Offeree, the Selling Shareholder and the proposed third party transferee shall agree. Notwithstanding the foregoing, no Tag Offeree shall be entitled to Transfer Shares pursuant to an Inclusion Right conferred pursuant to this Section 3.5 in the event that, notwithstanding delivery of an Inclusion Notice pursuant to this Section 3.5, the Selling Shareholder fails to consummate the Transfer of Shares which gave rise to such Inclusion Right. The Selling Shareholder shall, in its sole discretion, decide whether or not to pursue, consummate, postpone or abandon any proposed Transfer and, subject to the Inclusion Notice and the other terms of this Section 3.5, the terms and conditions thereof. No Shareholder or any Affiliate of any such Shareholder shall have any liability to any other Shareholder or the Company arising from, relating to or in connection with the pursuit, consummation, postponement, abandonment or terms and conditions of any such proposed Transfer except to the extent such Shareholder, or such Transfer, shall have failed to comply with the provisions of this Section 3.5.

(d) In connection with any such Transfer, an exercising Tag Offeree must agree to make the same representations, warranties, covenants and indemnities to the same extent, mutatis mutandis, as the Selling Shareholder; provided, that (x) no such Tag Offeree shall be required to make representations and warranties or covenants or provide indemnities as to any other Shareholder and no such Tag Offeree shall be required to make any representations and warranties (but, subject to clause (z) below, shall be required to provide several but not joint indemnities with respect to breaches of representations and warranties made by the Company or its Subsidiaries) about the business of the Company or its Subsidiaries, (y) no Tag Offeree shall be liable for the breach of any covenant by any other Shareholder and (z) notwithstanding anything in this Section 3.5(d) to the contrary, any liability relating to representations, warranties and covenants (and related indemnities) and other indemnification obligations regarding the business of the Company or its Subsidiaries assumed in connection with the Transfer shall be shared by the exercising Tag Offeree and the Selling Shareholder pro rata in proportion to the number of Shares to be actually Transferred by each of those Shareholders and in any event shall not exceed with respect to any Shareholder the proceeds received by such Shareholder in the proposed Transfer. An exercising Tag Offeree participating in such Transfer will be responsible for its proportionate share (pro rata in proportion to the number of Shares to be actually Transferred by such Tag Offeree) of the costs of the proposed Transfer to the extent not paid or reimbursed by the proposed third party transferee.

Section 3.6. Drag-Along Right.

(a) During the Post-Call Option Period until the completion of a Qualified Public Offering, if Gibco (acting at the direction of the KKR Principal Investors) proposes to sell or otherwise effect a sale or other Transfer of all or any number of its Shares (other than to a Permitted Transferee) (a “Required Sale”), then Gibco (acting at the direction of the KKR Principal Investors) may deliver a written notice to Walgreens (a “Required Sale Notice”) with respect to such proposed Required Sale as soon as practicable but in any event at least 20 Business Days prior to the anticipated closing date of such Required Sale. If Gibco (acting at the direction of the KKR Principal Investors) does not exercise its rights under this Section 3.6 in respect of a Transfer, such Transfer will be subject to Section 3.5.

(b) The Required Sale Notice will include the material terms and conditions of the Required Sale, including (i) the name and address of the proposed transferee, (ii) the proposed amount and form of consideration (and if such consideration consists in part or in whole of property other than cash, Gibco will provide such information, to the extent reasonably available to Gibco (including using reasonable efforts to obtain such information from the proposed transferee, if applicable), relating to such non-cash consideration as Walgreens may reasonably request in order to evaluate such non-cash consideration), (iii) the proposed Transfer date, if known, and (iv) the number of Shares to be sold by Gibco. Gibco will deliver or cause to be delivered to Walgreens copies of all transaction documents relating to the Required Sale promptly as the same become available.

(c) Walgreens, upon receipt of a Required Sale Notice, shall be obligated: to sell or otherwise Transfer a percentage of its Shares equal to the corresponding percentage that Gibco is proposing to Transfer under the Required Sale, and participate in the Required Sale; to vote, if required by this Agreement or otherwise, its Shares in favor of the Required Sale at any meeting of shareholders called to vote on or approve the Required Sale and/or to consent in writing to the Required Sale; subject to applicable Law, to cause any Walgreens Designated Directors serving on the Company Board to vote in favor of the Required Sale in a vote among the Company Board called to vote on or approve the Required Sale and/or to consent in writing to the Required Sale; to waive all dissenters’ or appraisal or similar rights, if any, in connection with the Required Sale; to enter into agreements relating to the Required Sale (including instruments of conveyance and transfer, and any purchase agreements, merger agreements, indemnity agreements and escrow agreements, to the extent also entered into by Gibco and as Gibco may reasonably require, in order to carry out the terms of this Section 3.6); to agree (as to itself) to make to the proposed purchaser the same representations, warranties, covenants and indemnities to the same extent, mutatis mutandis, as Gibco agrees to make in connection with the Required Sale; and to use commercially reasonable efforts to take or cause to be taken all other actions as may be reasonably necessary to consummate the Required Sale (provided, that Walgreens shall not be required pursuant to this Section 3.6 to agree to any divestitures or restrictions or similar actions or agreements in connection with any required approval of an antitrust or other Governmental Authority in connection therewith); provided, that (x) unless otherwise agreed, Walgreens may not be required to make representations and warranties or provide indemnities as to Gibco or any other Shareholder and Walgreens shall not be required to make any representations and warranties (but, subject to clause (z) below, shall be required to provide several but not joint indemnities with respect to breaches of representations and warranties made by the Company or its Subsidiaries) about the business of the Company or its Subsidiaries, (y) Walgreens shall not be liable for the breach of any covenant by Gibco or any other Shareholder and (z) notwithstanding anything in this Section 3.6(c) to the contrary, any liability relating to representations and warranties and covenants (and related indemnities) and other indemnification obligations regarding the business of the Company or its Subsidiaries assumed in connection with the Required Sale shall be shared by all Shareholders based on their respective Sharing Percentages and in any event shall not exceed with respect to any Shareholder the proceeds received by such Shareholder in the Required Sale.

(d) In the event that the proposed transferee in any Required Sale is a Walgreens Specified Person, then the Walgreens Designated Directors shall not attend or participate in any discussions of the Company Board with respect to such Required Sale; provided, that, for the avoidance of doubt, any such Transfer to a Walgreens Specified Person shall be prohibited under this Agreement unless in accordance with the requirements of clause (y) of Section 3.2(e).

(e) Any expenses incurred for the benefit of the Company or all Shareholders, and any indemnities, holdbacks, escrows and similar items relating to the Required Sale, that are not paid or established by the Company (other than those that relate to representations or indemnities concerning a Shareholder’s valid ownership of its Shares free and clear of all Encumbrances or a Shareholder’s authority, power and legal right to enter into and consummate a purchase or merger agreement or ancillary documentation) shall be paid or established by the Shareholders in accordance with their respective Sharing Percentages.

(f) Gibco (acting at the direction of the KKR Principal Investors) shall, in its sole discretion, decide whether or not to pursue, consummate, postpone or abandon any Required Sale and, subject to the Required Sale Notice and the other terms of this Section 3.6, the terms and conditions thereof. No Shareholder or any Affiliate of any such Shareholder shall have any liability to any other Shareholder or the Company arising from, relating to or in connection with the pursuit, consummation, postponement, abandonment or terms and conditions of any Required Sale except to the extent such Shareholder, or such Required Sale, shall have failed to comply with the provisions of this Section 3.6.

(g) Following Gibco’s delivery (acting at the direction of the KKR Principal Investors) of a Required Sale Notice, Walgreens shall be permitted to make proposals to the Company Board for alternative transactions to the applicable proposed Required Sale; provided, that Gibco (acting at the direction of the KKR Principal Investors) shall solely control the sale process and, without limiting the rights of any Director hereunder, Walgreens shall not have any right to participate in such process other than the making of any such proposal or as otherwise set forth in this Section 3.6.

Section 3.7. IPO; IPO Agreements.

(a) During the Post-Call Option Period, Gibco (acting at the direction of the KKR Principal Investors) may in its absolute discretion (but subject to the remainder of this Section 3.7) (i) establish the timing, structure, pricing and other terms and conditions of any IPO and (ii) approve any Recapitalization Transactions; provided, that no Recapitalization Transaction shall be permitted hereunder if such Recapitalization Transaction would materially adversely impact any Shareholder relative to any other Shareholder, without the prior written consent of such adversely affected Shareholder.

(b) Without limiting the provisions of Section 3.7(a), prior to an IPO, Walgreens shall take all such actions as Gibco (acting at the direction of the KKR Principal Investors) may reasonably require it to take in order to effect such IPO, to the extent also taken by Gibco, including entering into (i) one or more customary agreements with respect to various matters regarding such IPO and the rights and obligations of the Shareholders in connection therewith, including timing, structure and pricing of the IPO, underwriting agreements, lock-ups, provisions designed to result in an orderly disposition of securities by the Shareholders, indemnification of Shareholders by the Company and/or the IPO Entity, the obligation of each Shareholder to provide information relating to it and its investment in the Group, customary representations and indemnities in respect of any such information and any other matters customary in the context of an initial public offering, (ii) a customary registration rights or offering rights agreement for the benefit of the Shareholders and the shareholders of Gibco (which, in any event, shall include rights, obligations and other provisions, including with respect to the payment by the Company of costs and expenses in connection with registrations and offerings, substantially similar to the provisions set forth in Article V of the Buyers Shareholders Agreement as if each of Gibco, each of the Gibco Principal Investors and Walgreens were “Demand Shareholders” thereunder and the other shareholders of Gibco were holders of registrable securities (but were not “Demand Shareholders”) thereunder, mutatis mutandis, but taking into account required changes due to differing jurisdictions of organization (including as it relates to applicable Law) or the stock exchange on which the IPO Entity shall be listed; provided, that Gibco (acting at the direction of the KKR Principal Investors) shall have the right to initiate the first such registration or offering following an IPO), (iii) subject to the proviso in Section 3.7(a), one or more agreements in respect of any Recapitalization Transactions undertaken in connection with, and in furtherance of, such IPO and (iv) such other agreements with respect to various matters regarding the rights and obligations of the Shareholders as may be agreed among such Shareholders (collectively, the “IPO Agreements”). For the avoidance of doubt, Gibco and the Company shall use reasonable best efforts to take all actions necessary in order to effect the provisions of this Section 3.7(b), including entering into the customary registration rights or offering rights agreement described in clause (ii).

(c) If required by Gibco (acting at the direction of the KKR Principal Investors), Walgreens shall participate proportionally to the Principal Investor IPO Percentage in any IPO if such IPO includes securities to be sold by the Shareholders; provided, that Walgreens shall have the right to elect to participate up to proportionally to the Principal Investor IPO Percentage in any IPO which includes securities to be sold by the Shareholders if Gibco’s right described in this Section 3.7(c) is not exercised.

(d) Notwithstanding anything to the contrary herein (but giving effect to the proviso in clause (ii) of Section 3.7(b)), Walgreens shall not be treated less favorably in any material respect than the Gibco Principal Investors, considered in the aggregate (but with respect to pricing, individually), in respect of the terms and conditions of any IPO, any IPO Agreements or any Recapitalization Transactions.

(e) Each Shareholder hereby agrees that in preparation for the Company’s first IPO, the Shareholders will negotiate in good faith, and consult with the managing underwriters, to determine the appropriate governance structure for the IPO Entity as a publicly listed and traded entity, including the appropriate size for a reduced board of directors and the appropriate representation thereon of executive and non-executive directors (including independent directors) and directors nominated by the Shareholders, giving due regard to both the expectation of the public market with respect to transparent governance and the existing governance rights of the Shareholders set forth herein. In furtherance of the foregoing, Walgreens agrees that it shall accept the right to designate the same number of directors for election to the board of the IPO Entity as may be designated, directly or indirectly (i.e., through Gibco or another contractual arrangement), by KKR and its Affiliates.

Section 3.8. Preemptive Rights.

(a) Subject to Section 3.8(e), prior to an IPO, if the Company proposes to issue additional Capital Stock of the Company or any Subsidiary of the Company proposes to issue additional Capital Stock of such Subsidiary to any Person other than any member of the Group that is the Company or, directly or indirectly, wholly owned by the Company and the Managers and no other Person, the Company shall deliver to each Shareholder a written notice of such proposed issuance at least 20 Business Days prior to the date of the proposed issuance (the period from the effectiveness pursuant to Section 6.5 of such notice until the expiration of such 20 Business Day period, the “Subscription Period”). Such notice shall include, to the extent applicable, (i) the identity of the issuer, (ii) the amount, kind and terms of the Capital Stock to be included in the issuance, (iii) the price of the Capital Stock to be included in the issuance and (iv) the proposed issuance date, if known.

(b) Subject to Section 3.8(e), each Shareholder shall have the option, exercisable at any time during the first 10 Business Days of the Subscription Period by delivering an irrevocable written notice to the Company (except as otherwise provided in this Section 3.8) and on the same terms as those of the proposed issuance of such additional Capital Stock (including the number or amount, as applicable, of Capital Stock issuable upon exercise or conversion of any security), to irrevocably subscribe for such number or amount, as applicable, of Capital Stock up to (but in no event more than) an amount equal to the product of (i) the number or amount of any such additional Capital Stock (including the number or amount, as applicable, of Capital Stock issuable upon exercise or conversion of any security) to be offered and (ii) a fraction the numerator of which is the number of Shares owned by such Shareholder and the denominator of which is the total number of Shares outstanding (calculated on a fully diluted basis) immediately prior to such issuance, in each case, on the same terms and conditions as are to be provided to the proposed purchaser(s) in the issuance in question. In the event a Shareholder fails to exercise such option in accordance with the above requirements such Shareholder shall be deemed to have waived all of its rights with respect to such issuance. For the avoidance of doubt, unless the Company determines otherwise, no Shareholder shall have the right to subscribe for any Capital Stock with respect to which any other Shareholder has not, in whole or in part, exercised its preemption right hereunder.

(c) If at the end of the 90th day after the date of the effectiveness of the notice contemplated by Section 3.8(a) (as such period may be extended to the extent necessary to obtain any required regulatory approvals), the Company or its Subsidiary, as applicable, has not completed the issuance, each Shareholder, in the event it has exercised its right under this Section 3.8, shall be released from its obligations under the written commitment, the notice shall be null and void, and it shall be necessary for a separate notice to be furnished, and the terms and provisions of this Section 3.8 separately complied with, in order to consummate such issuance.

(d) Each Shareholder shall take or cause to be taken all such reasonable actions as may be necessary or reasonably desirable in order expeditiously to consummate each issuance pursuant to this Section 3.8.

(e) The provisions of this Section 3.8 shall not apply to issuances by the Company or any Subsidiary of the Company as follows:

(i) any issuance of securities upon the exercise or conversion of any shares, options, warrants or convertible securities issued and outstanding on the First Step Closing Date (in accordance with their terms as of the First Step Closing Date) or issued after the First Step Closing Date in a transaction that complied with the provisions of this Section 3.8 and was approved, as necessary, under this Agreement (in accordance with the terms of such securities);

(ii) any issuance of equity securities, options, warrants or convertible securities to officers, employees, directors or consultants of the Company or its Subsidiaries in connection with such Person’s employment or consulting arrangements with the Company or its Subsidiaries, or pursuant to any New MEP Plan, in each case, to the extent approved by the governing body of the entity making such issuance and approved, as necessary, under this Agreement;

(iii) any issuance of equity securities, options, warrants or convertible securities, in each case to the extent approved by the governing body of the entity making such issuance and approved, as necessary, under this Agreement (A) as acquisition consideration in any direct or indirect business combination or acquisition transaction approved, as necessary, under this Agreement, involving the Company or any of its Subsidiaries or (B) as acquisition consideration in connection with any joint venture or strategic partnership approved, as necessary, under this Agreement or (C) to financial institutions, commercial lenders or other debt investors, broker/finders or any similar party, or their respective designees in connection with the incurrence, approved, as necessary, under this Agreement, of Indebtedness of the Company or any of its Subsidiaries;

(iv) any issuance of equity securities pursuant to an IPO or other Public Offering, approved, as necessary, under this Agreement;

(v) any issuance of securities in connection with any share split, share dividend paid on a proportionate basis to all holders of the affected class of equity interest or recapitalization approved by the governing body of the entity making such issuance and approved, as necessary, under this Agreement; or

(vi) any issuance of securities in connection with a Recapitalization Transaction conducted in accordance with Section 3.9.

Section 3.9. Recapitalization Transactions.

(a) Each Shareholder hereby agrees, if requested by Gibco in connection with an IPO or Required Sale, to the extent determined in good faith by Gibco to be reasonably necessary or appropriate in connection therewith, to exchange or convert all or any portion of the Shares held by such Shareholder in any Recapitalization Transaction, in each case in the manner and on the terms set forth in this Section 3.9; provided, that notwithstanding anything to the contrary contained herein, no Recapitalization Transaction shall be permitted hereunder if such Recapitalization Transaction would materially adversely impact any Shareholder relative to any other Shareholder, without the prior written consent of such adversely affected Shareholder.

(b) The Company shall furnish a written notice (the “Recapitalization Notice”) to each Shareholder at least 10 Business Days prior to the consummation of any Recapitalization Transaction. The Recapitalization Notice shall set forth the principal terms and conditions of the proposed Recapitalization Transaction, including (i) the number of Shares to be exchanged or converted in the Recapitalization Transaction, (ii) the percentage of Shares owned by each of the Shareholders that are to be exchanged or converted by the Shareholders (the “Recapitalization Percentage”), (iii) the new form of securities to be received upon exchange or conversion of such Shares, (iv) the proposed or reasonably anticipated conversion or exchange date and (v) an explanation for the necessity and/or appropriateness of the Recapitalization in the context of such IPO or Required Sale. Following receipt of such Recapitalization Notice, each Shareholder may request additional information to assist such Shareholder in its evaluation of the impact of such Recapitalization Transaction on such Shareholder, and Gibco will endeavor in good faith to provide such information as soon as reasonably practicable. If the Recapitalization Transaction described in such Recapitalization Notice is consummated, each Shareholder shall: (x) be bound and obligated to convert or exchange the Recapitalization Percentage of such Shareholder’s Shares on the same terms and conditions as the other Shareholder; and (y) receive the same securities per Share exchanged or converted except for differences, if any, that relate to the election and voting power of directors; provided, that in the case of this clause (y), any such differences are consistent with the Shareholders’ rights under this Agreement. If at the end of the 120th day after the date of delivery of the Recapitalization Notice the Recapitalization Transaction has not been completed, the Recapitalization Notice shall be null and void, each Shareholder shall be released from such Shareholder’s obligation under the Recapitalization Notice and it shall be necessary for a separate Recapitalization Notice to be furnished, and the terms and provisions of this Section 3.9(b) separately complied with, in order to consummate such proposed Recapitalization Transaction pursuant to this Section 3.9.

(c) Each Shareholder shall, at the Company’s expense, take or cause to be taken all such actions as may be necessary or reasonably desirable in order to expeditiously consummate any Recapitalization Transaction, including executing, acknowledging and delivering consents, assignments, waivers and other documents or instruments and otherwise cooperating, to the extent reasonably requested by the Company and Gibco, in connection with such Recapitalization Transaction. Without limiting the generality of the foregoing, each Shareholder agrees, to (i) execute and deliver such agreements as may be reasonably specified by the Company or Gibco (including a shareholders’ agreement with terms that are substantially equivalent (to the extent reasonably practicable) to the terms of this Agreement, taking into account any change in the legal form of the issuer of the securities into which the Shares are being converted or exchanged), (ii) deliver, at or before the consummation of such Recapitalization Transaction, the share certificates for such Shares, duly endorsed, or with share (or equivalent) powers duly endorsed, for transfer with signature guaranteed, free and clear of any Encumbrances, with any share (or equivalent) transfer tax stamps affixed, against delivery of the applicable consideration, (iii) vote or consent in favor of such Recapitalization Transaction (to the extent a vote or consent is required) and (iv) waive any appraisal or dissenters’ rights with respect to the Recapitalization Transaction.

(d) Subject to the last sentence of Section 3.9(b), the closing of a Recapitalization Transaction to which this Section 3.9 applies shall take place (i) on the proposed conversion or exchange date, if any, specified in the Recapitalization Notice (provided, in each case, that all material authorizations, orders, consents and approvals of any Governmental Authority legally required for the closing of such Recapitalization Transaction shall have been obtained and be in effect) or (ii) if no proposed transfer date was specified in the Recapitalization Notice, at such time as the Company or Gibco shall specify by reasonable notice to each Shareholder.

Section 3.10. Specific Performance. In furtherance of and not in limitation of Section 6.12, each of the parties to this Agreement acknowledges that it shall be impossible to measure in money damages to the Company or the Shareholder(s), if any of them or any transferee or any legal representative of any party hereto fails to comply with any of the restrictions or obligations imposed by this Article III, that every such restriction or obligation is material, and that in the event of any such failure, neither the Company nor the Shareholder(s) shall have an adequate remedy at law or in damages. Therefore, each party hereto consents to the issuance of an injunction or the enforcement of other equitable remedies against it at the suit of an aggrieved party without the posting of any bond or other equity security, to compel specific performance of all of the terms of this Article III and to prevent any Transfer of Shares in contravention of any terms of this Article III, and waives, any defenses thereto, including the defenses of: (i) failure of consideration; (ii) breach of any other provision of this Agreement and (iii) availability of relief in damages.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES

Section 4.1. Representations and Warranties of the Company. The Company hereby represents and warrants to, and agrees with, each of the Shareholders that, as of the date hereof:

(a) the Company has full power and authority to execute and deliver this Agreement and to perform its obligations hereunder, and the execution, delivery, and performance by the Company of this Agreement have been duly authorized by all necessary action;

(b) this Agreement has been duly and validly executed and delivered by the Company and constitutes the binding obligation of the Company enforceable against the Company in accordance with its terms, subject to Creditors’ Rights;

(c) the execution, delivery and performance by the Company of this Agreement will not, with or without the giving of notice or the lapse of time, or both, (i) violate any provision of Law to which the Company is subject, (ii) violate any order, judgment, or decree applicable to the Company or (iii) conflict with, or result in a breach or default under, any agreement or instrument to which the Company is a party or any term or condition of the Company Organizational Documents, except where such conflict, breach or default would not reasonably be expected to, individually or in the aggregate, have an adverse effect on the Company’s ability to satisfy its obligations hereunder; and

(d) no consent, approval, permit, license, order or authorization of, filing with, or notice or other action to, with or by any Governmental Authority or any other Person, is necessary, on the part of the Company to perform its obligations hereunder or to authorize the execution, delivery and performance by the Company of its obligations hereunder, except where such consent, approval, permit, license, order, authorization, filing or notice would not reasonably be expected to, individually or in the aggregate, have an adverse effect on the Company’s ability to satisfy its obligations hereunder or under any agreement or other instrument to which the Company is a party.

Section 4.2. Representations and Warranties of each Shareholder. Each Shareholder (severally and not jointly, as to itself) hereby represents and warrants to, and agrees with, the Company and the other Shareholders that, as of the date hereof:

(a) such Shareholder has full power and authority to execute and deliver this Agreement and to perform its obligations hereunder, and the execution, delivery and performance by such Shareholder of this Agreement have been duly authorized by all necessary action;

(b) this Agreement has been duly and validly executed and delivered by such Shareholder and constitutes the binding obligation of such Shareholder enforceable against such Shareholder in accordance with its terms, subject to Creditors’ Rights;

(c) such Shareholder is the Beneficial Owner and holder of record of the number of Shares set forth next to its name on Schedule I hereto;

(d) the execution, delivery, and performance by such Shareholder of this Agreement will not, with or without the giving of notice or the lapse of time, or both, (i) violate any provision of Law to which such Shareholder is subject, (ii) violate any order, judgment, or decree applicable to such Shareholder or (iii) conflict with, or result in a breach or default under, any agreement or instrument to which such Shareholder is a party or any term or condition of its certificate of incorporation or by-laws, certificate of limited partnership or partnership agreement, or certificate of formation or limited liability company agreement, as applicable, except where such conflict, breach or default would not reasonably be expected to, individually or in the aggregate, have an adverse effect on such Shareholder’s ability to satisfy its obligations hereunder;

(e) no consent, approval, permit, license, order or authorization of, filing with, or notice or other action to, with or by any Governmental Authority or any other Person, is necessary, on the part of such Shareholder to perform its obligations hereunder or to authorize the execution, delivery and performance by such Shareholder of its obligations hereunder, except where such consent, approval, permit, license, order, authorization, filing or notice would not reasonably be expected to, individually or in the aggregate, have an adverse effect on such Shareholder’s ability to satisfy its obligations hereunder or under any agreement or other instrument to which such Shareholder is a party;

(f) such Shareholder has acquired the Shares for investment and not with a view toward any resale or distribution thereof; and such Shareholder has sufficient knowledge and experience in financial and business matters so as to be capable of evaluating the risks of its investment in the Shares and is capable of bearing the economic risks of the transactions contemplated by this Agreement; and

(g) such Shareholder is an informed and sophisticated participant in the transactions contemplated hereby and has undertaken such investigation, and has been provided with and has evaluated such documents and information, as it has deemed necessary in connection with the execution, delivery and performance of this Agreement and the investment in the Company; such Shareholder acknowledges that it is relying on its own investigation and analysis in entering into the transactions contemplated hereby, and has consulted its own legal, tax, financial and accounting advisors to determine the merits and risks thereof; and the Shareholder has not relied on any due diligence investigation of any other Shareholder or its advisors and their respective Affiliates, or on any oral or written materials prepared or presented by any other Shareholder or its advisors, including any projections, forecasts, return on investment or other future cash flow illustrations prepared by any such Shareholder or its advisors or their respective Affiliates.

ARTICLE V

OTHER COVENANTS

Section 5.1. Further Assurances. In connection with this Agreement and the transactions contemplated hereby, the Company and each Shareholder shall execute and deliver all such future instruments and take such other and further action as may be reasonably necessary or appropriate to carry out the provisions of this Agreement and the intention of the parties as expressed herein; provided, that any such instrument or action does not increase a Shareholder’s obligations or have an adverse effect upon such Shareholder’s rights under this Agreement.

Section 5.2. Certain Tax Matters.

(a) Without limiting the obligations of the Company and Gibco under the Purchase Agreement and for so long as Walgreens holds at least 10% of the total outstanding Ordinary Shares and the Company or any Subsidiary of the Company is a “controlled foreign corporation” within the meaning of Section 957(a) of the Code:

(i) At the prior written request of Walgreens, the Company shall make or cause to be made an entity classification election pursuant to U.S. Treasury Regulation Section 301.7701-3(c) having an effective date specified by Walgreens (which shall be no sooner than the day prior to First Step Closing Date) and electing “disregarded entity,” partnership or corporate status, as specified by Walgreens, with respect to any Wholly-Owned Subsidiary (whether existing at or formed or acquired after the First Step Closing other than AB Acquisitions Limited, Regarded FinCo or Regarded UKCo) which is an Eligible Entity; provided, that if any such election would reasonably be expected to have an adverse effect on the Company or any Shareholder other than Walgreens, the Company shall promptly inform Walgreens of such adverse effect in writing describing in reasonable detail the adverse effect and requesting Walgreens’ consent not to make such election, which consent shall not be unreasonably withheld, conditioned or delayed. Walgreens must respond to such any request within 15 Business Days (but no later than five Business Days prior to any applicable deadline for making such election) or be deemed to have given its consent. Company and Walgreens shall cooperate in good faith to resolve any dispute over such consent. If such consent is given or is unreasonably withheld, conditioned or delayed, the Company shall not be required to make such election.

(ii) Gibco and the Company shall consult and cooperate in good faith with Walgreens regarding minimizing the amount of “subpart F income” within the meaning of Section 952 of the Code or any other income inclusion pursuant to Section 951 of the Code to the Buyer or its Affiliates. At the prior written request of Walgreens, the Company shall Consider in Good Faith (1) making or causing to be made an entity classification election pursuant to U.S. Treasury Regulation Section 301.7701-3(c) having an effective date and electing the entity classification specified by Walgreens with respect to any Subsidiary of the Company (other than a Wholly-Owned Subsidiary, AB Acquisitions Limited, Regarded FinCo or Regarded UKCo) and (2) taking or refraining from taking any other action to minimize the amount of “subpart F income” within the meaning of Section 952 of the Code or any other income inclusion pursuant to Section 951 of the Code to the Buyer or its Affiliates.

(iii) From and after the First Step Closing Date, except as otherwise provided in this Section 5.2 or Section 7.14 of the Purchase Agreement, the Company and the other members of the AB Group shall, and Gibco shall cause the Company and the members of the AB Group to, refrain from, directly or indirectly, (A) filing or permitting to be filed any elections pursuant to Section 754 or entity classification elections pursuant to U.S. Treasury Regulations Section 301.7701-3(c) with respect to the Company or any of its Subsidiaries; (B) converting the Company or any Subsidiary of the Company under local law from an Eligible Entity to a Per Se Entity or from a Per Se Entity into an Eligible Entity, as applicable; (C) amending or otherwise modifying the organizational documents of the Company or any Subsidiary of the Company that qualifies as an Eligible Entity (or any other agreements or arrangements relating to the personal liability of any member of the Company or any such Subsidiary) if such amendment or modification would cause the Company or the respective Subsidiary, as applicable, not to qualify as an Eligible Entity or to change the default classification of the Company or any such Subsidiary pursuant to U.S. Treasury Regulation Section 301.7701-3(b); or (D) agreeing to or authorizing, or committing to agree to or authorize (in writing or otherwise) any of the actions set forth in clauses (A)-(C) above; provided that the Company shall be permitted to take such action with the written consent of Walgreens, not to be unreasonably withheld, conditioned or delayed.

(iv) The Company shall consult in good faith with Walgreens and use reasonable efforts to determine if any material transaction contemplated by the Company or its Subsidiaries would or would be reasonably expected to generate “subpart F income” within the meaning of Section 952 of the Code or otherwise result in an income inclusion by Walgreens or any of its Affiliates pursuant to Section 951 of the Code. If the Company makes such a determination, the Company shall promptly notify Walgreens in writing of such transaction and shall provide Walgreens with information reasonably requested by Walgreens in writing with respect to such transaction in sufficient detail to permit Walgreens to make an independent evaluation of the U.S. federal income tax consequences of such transaction to Walgreens. The Company shall Consider in Good Faith any comments received from Walgreens with respect to such transaction and shall, at the written request of Walgreens, Consider in Good Faith refraining from effecting such transaction or otherwise modifying such transaction to minimize the amount of “subpart F income” within the meaning of Section 952 of the Code or any other income inclusion pursuant to Section 951 of the Code to the Buyer or its Affiliates.

(v) The Company shall deliver to Walgreens any periodic Tax report prepared by the Director of Tax of the Company in the Ordinary Course of Business for delivery to the Finance Committee and the Group Audit Committee promptly after such Tax report is delivered. At a time mutually agreed to by Walgreens and the Company that is promptly after the end of each quarter, the Company will cause the Director of Tax of the Company to participate in a meeting or conference call with the Divisional Vice President of Tax of Walgreens to review and discuss (i) any material Tax planning arrangements of the Group; (ii) any material transfer pricing matters with respect to the Group; (iii) any material current or proposed transaction (including any material current or proposed intercompany transactions or arrangements between any member of the

Group that would reasonably be expected to increase the amount of any income inclusion pursuant to Section 951 of the Code by Walgreens or any of its Affiliates); (iv) any material threatened or pending claim, audit or other proceeding with any Taxing Authority relating to any Tax or Tax Return of any member of the Group; (v) any material pending ruling request, closing agreement or other material agreement with any Taxing Authority; and (vi) any other material Tax matters with respect to the Group. Promptly following such meeting or conference call, the Company shall provide Walgreens with information reasonably requested by Walgreens in writing with respect to any matters discussed during such meeting or conference call in sufficient detail to permit Walgreens to make an independent evaluation of the U.S. federal income tax consequences of such matters to Walgreens. The Company shall Consider in Good Faith any comments received from Walgreens with respect to the matters discussed during such meeting or conference call and shall, at the written request of Walgreens, Consider in Good Faith taking or refraining from taking action with respect to such matters, in each case, to minimize the amount of “subpart F income” within the meaning of Section 952 of the Code or any other income inclusion pursuant to Section 951 of the Code to the Buyer or its Affiliates.

(b) Without limiting the obligations of the Company and Gibco under the Purchase Agreement and for so long as Walgreens holds at least 10% of the total outstanding Ordinary Shares, Gibco shall procure that neither it nor any company other than the Company or its Subsidiaries shall take any steps that would result in either: (i) any amount of interest expense of the Company or one of its Subsidiaries falling to be disallowed for the purposes of UK corporation tax as a result of the provisions of Part 7 of the UK Taxation (International and Other Provisions) Act 2010, or (ii) the group of companies of which the Company and its Subsidiaries are members for the purposes of paragraph 26 of Schedule 7AC to the UK Taxation of Chargeable Gains Act 1992 ceasing to be treated as a “qualifying group” under paragraph 18 of that Schedule.

(c) Each of Gibco and the Company shall (and shall cause their respective Affiliates, officers, employees, agents and representatives to) reasonably cooperate with Walgreens to adopt an initial taxable year, for U.S. federal income tax purposes, of the Company and each Subsidiary of the Company that is a “controlled foreign corporation” within the meaning of Section 957(a) of the Code ending on a date designated by Walgreens (which date, with respect to any Subsidiary of the Company that is a “controlled foreign corporation,” Walgreens contemplates will be within 29 days of the First Step Closing Date), and shall furnish or cause to be furnished to Walgreens, upon request, as promptly as practicable, such information and assistance as reasonably necessary to effect the foregoing; provided that nothing in this paragraph (c) shall be construed as requiring the Company or any of its Subsidiaries to change its financial reporting year or any other reporting period other than for U.S. federal income tax purposes.

(d) With respect to any period during which Walgreens holds Ordinary Shares and the Company is treated as a partnership for U.S. federal income tax purposes, the allocation of items of income, gain, loss, deduction or credit, for U.S. federal income tax purposes, among holders of Shares shall be governed by Schedule III hereto, and any amendment thereto that adversely affects Walgreens shall require the prior written consent of Walgreens, not to be unreasonably withheld, conditioned or delayed.

(e) The Company shall (i) use reasonable best efforts to conduct its operations such that no Shareholder (x) is treated as being engaged in “commercial activity” within the meaning of Section 892 of the Code; (y) recognizes income that is “effectively connected with the conduct of a trade or business within the United States” within the meaning of Sections 871 and 882 of the Code; or (z) recognizes unrelated business taxable income within the meaning of Section 512 of the Code and (ii) conduct its operations such that no Shareholder recognizes income other than qualifying income under Section 7704(d) of the Code.

(f) To the extent Company is required by law to withhold or to make tax payments on behalf of or with respect to any Shareholder (“Tax Advances”), the Company may withhold such amounts and make such tax payments as so required. All Tax Advances made on behalf of any Shareholder shall be repaid by reducing the amount of the current or next succeeding distribution or distributions which would otherwise have been made to such Shareholder or, if such distributions are not sufficient for that purpose, by so reducing the proceeds of liquidation otherwise payable to such Shareholder. If a distribution to a Shareholder is actually reduced as a result of a Tax Advance, for all other purposes of this Agreement such Shareholder shall be treated as having received the amount of the distribution that is reduced by the Tax Advance. Each Shareholder hereby agrees to indemnify and hold harmless the Company and the Shareholders from and against any liability (including, without limitation, any liability for taxes, penalties, additions to tax or interest) with respect to income attributable to or distributions or other payments to such Shareholder.

Section 5.3. Management Equity Incentive Plan. Each Shareholder acknowledges and agrees that pursuant to the Management Equity Incentive Plan, until the Second Step Closing, a portion of the total equity of the Group shall be held by management of the Company (such portion not to exceed 2.872% of the Group’s total share capital).

Section 5.4. Information.

(a) (i) The Company and its Subsidiaries will prepare and provide, or cause to be prepared and provided, to each Shareholder:

(A)	as soon as practicable, and in any event within 90 days after the end of each fiscal year, the audited consolidated financial statements of the Group, prepared in accordance with IFRS, audited in accordance with PCAOB auditing standards, including the audited consolidated Group statement of financial position as at the end of each such fiscal year and audited consolidated Group statements of income, cash flows and changes in equity for such fiscal year, in each case setting forth in comparative form the figures for the previous fiscal year, accompanied by the audit report of the Company’s statutory auditors;

(B)

as soon as practicable, and in any event within 45 days after the end of each quarterly accounting period in each fiscal year (other than the last fiscal quarter of the fiscal year) which aligns to the reporting period on which Walgreens will reflect the Group’s financials, the unaudited consolidated financial statements of the Group, prepared in accordance with IFRS, reviewed by the Group’s statutory auditors, (except for the absence of the notes to the consolidated financial statements and subject to year-end adjustments), comprising the unaudited consolidated Group statement of financial position as at the end of each such fiscal quarter and for the current fiscal year to date and unaudited consolidated Group statements of income, cash flows and changes in equity for such fiscal quarter and for the current fiscal year to date, in each case setting forth in comparative form the figures for the corresponding periods of the previous fiscal year;

(C)	as promptly as practicable following the end of each monthly accounting period in each fiscal quarter, and in any event reasonably concurrently with the provision of such materials to any outside recipient and in no event later than the time they are provided to the KKR Principal Investors, the unaudited consolidated financial statements of the Group prepared in accordance with IFRS, including the unaudited consolidated Group statement of financial position as at the end of each such monthly period and for the current fiscal year to date and unaudited consolidated Group statements of income, cash flows and changes in equity for each such monthly period and for the current fiscal year to date;

(D)	within a reasonable time following written request by such Shareholder, reasonable access to the premises, officers, employees, books and records of any member of the Group, at reasonable hours and so as not to unduly disrupt the operations of the Company and its Subsidiaries and shall use their reasonable best efforts to provide such Shareholder reasonable access to the auditors of the Company; and

(E)	within a reasonable time following written request by such Shareholder, such other financial or other information regarding the Company’s or any other member of the Group’s operations, activities, finances and accounts as may already exist and as such Shareholder may reasonably request.

(ii) For so long as Walgreens is a Shareholder, as soon as practicable after written request from Walgreens, subject to the last sentence of this clause (ii), the Company and its Subsidiaries will provide, or cause to be prepared and provided, any information relating to the Company and its Subsidiaries or their respective assets or businesses as Walgreens may reasonably request for purposes of preparing and filing Tax Returns, making any Tax elections, preparing for any claim, audit or other proceeding with any Taxing Authority, prosecuting or defending any claim, audit or other proceeding with any Taxing Authority relating to any Tax or Tax Return, or accounting for Taxes, which information the Company shall prepare in the manner and on the basis as Walgreens may reasonably request. With respect to information requests relating to preparing and filing periodic Tax Returns, Walgreens will consult and cooperate in good faith with the Company as soon as reasonably practicable at the beginning of the relevant taxable period regarding the information that Walgreens reasonably expects to need for preparing and filing such Tax Returns for such taxable year such that the Company can implement the appropriate reporting systems to collect and report such information for the taxable year.

(iii) For so long as Walgreens Beneficially Owns at least 5% of the total outstanding Ordinary Shares, the Company will use its reasonable best efforts to prepare and provide or assist Walgreens with preparing, or use its reasonable best efforts to cause to be prepared and provided, in a reasonably timely fashion upon reasonable prior request by Walgreens, any (A) financial information (including those described in clauses (A)-(C) of Section 5.4(a)(i)) or other data relating to the Group and (B) any other relevant information or data in each case, to the extent necessary, as reasonably determined in good faith by Walgreens, for Walgreens to, (x) comply with GAAP or its obligations under applicable Law or the rules and regulations of any SRO (including reporting, filing and accounting obligations that may arise under applicable Law or the rules and regulations of any SRO in the course of Walgreens’ business and financing activities) or (y) apply the equity method of accounting in accordance with GAAP and/or United States generally accepted auditing standards and applicable Law, and agrees to use its reasonable best efforts to cause its and its Subsidiaries Representatives to cooperate in good faith with Walgreens in connection with the foregoing.

(b) For the avoidance of doubt, the provisions of Section 7.09, Section 7.05 and Section 7.02 of the Purchase Agreement shall be the only provisions pursuant to which Gibco and the Company or any of their Affiliates shall have any obligation to Walgreens or any of its Affiliates in respect of the preparation and provision of information and the provision of cooperation or assistance with respect to Debt Financing (as defined in the Purchase Agreement) or the Proxy Statement (as defined in the Purchase Agreement), and Walgreens hereby acknowledges and agrees that it shall not have any right to claim that the failure of Gibco or the Company to perform any obligation under Section 5.4(a) has resulted in the failure of Gibco or the Company to perform any obligation under Section 7.09, Section 7.05 or Section 7.02 of the Purchase Agreement.

(c) In furtherance of and not in limitation of any other similar agreement such Shareholder or any of its Representatives may have with the Company or its Subsidiaries, each Shareholder agrees that all Confidential Information shall be kept confidential by such Shareholder and shall not be disclosed by such Shareholder in any manner whatsoever, except as permitted by this Section 5.4(c). Any Confidential Information may be disclosed:

(i) by a Shareholder (x) to any of its Affiliates, (y) to such Shareholder’s or such Affiliate’s respective directors, managers, officers, employees and authorized representatives (including attorneys, accountants, consultants, bankers and financial advisors thereof) and (z) in the case of Gibco, to any direct or indirect shareholder of Gibco and, if any such direct or indirect shareholder of Gibco is a limited partnership, limited liability company or other investment vehicle, to any current or prospective direct or indirect general partner, limited partner, member, equityholder or management company of such direct or indirect shareholder of Gibco or any former direct or indirect general partner, limited partner, member, equityholder or management company which retained an economic interest in such direct or indirect shareholder of Gibco (or any employee, attorney, accountant, consultant, banker or financial advisor or representative of any of the foregoing) (each of the Persons described in clause (z), collectively, “Gibco Related Persons” and each of the Persons described in clauses (x), (y) and (z), collectively, for purposes of this Section 5.4(c) and the definition of “Confidential Information”, “Representatives”), in each case, solely if and to the extent any Representative needs to be provided such Confidential Information to assist such Shareholder (or its Affiliates or, in the case of Gibco, any Gibco Related Persons, as applicable) in evaluating or reviewing its existing or prospective direct or indirect investment in the Group, including in connection with the disposition thereof, and each Representative of a Shareholder shall be deemed to be bound by the provisions of this Section 5.4(c) (provided, that with respect to Gibco Related Persons, such Person shall instead be deemed to be bound by any confidentiality agreement or obligation to which such Person is a party or is otherwise bound, which has restrictions substantially similar to this Section 5.4(c)) and such Shareholder shall be responsible for any breach of this Section 5.4(c) (or such other agreement or obligation, as applicable) by any such Representative;

(ii) by a Shareholder or any of its Representatives to the extent the Company and the other Shareholder consent in writing;

(iii) by a Shareholder or any Gibco Related Person or any of their respective Representatives to a potential Transferee (so long as such Transfer is permitted hereunder); provided, that such Transferee agrees to be bound by the provisions of this Section 5.4(c) (or a confidentiality agreement having restrictions substantially similar to this Section 5.4(c)) and such Shareholder shall be responsible for any breach of this Section 5.4(c) (or such confidentiality agreement) by any such Transferee; and

(iv) by any Shareholder or any Gibco Related Person or any of their respective Representatives to the extent that such Shareholder, Gibco Related Person or Representative has received advice from its counsel that it is legally compelled to do so or is required to do so to comply with applicable Law or legal process or Governmental Authority request or the rules of any securities exchange on which its securities are listed or the rules and regulations of any SRO; provided, that prior to making such disclosure, such Person uses commercially reasonable efforts to preserve the confidentiality of the Confidential Information to the extent permitted by Law, including to the extent practicable and permitted by Law, consulting with the Company and Walgreens (in the case of Gibco or any of its Representatives) or Gibco (in the case of Walgreens or any of its Representatives) regarding such disclosure and, if reasonably requested by the Company or Walgreens (in the case of Gibco or any of its Representatives), or the Company or Gibco (in the case of Walgreens or any of its

Representatives), assisting such requesting party, at the Company’s expense, in seeking a protective order to prevent the requested disclosure; provided, further, that such Shareholder, Gibco Related Person or Representative which is required to disclose Confidential Information, as the case may be, uses reasonable best efforts to disclose only that portion of the Confidential Information as is requested by applicable Governmental Authority or as is, based on the advice of its counsel, legally required or compelled. Notwithstanding anything to the contrary herein, the confidentiality obligations of (x) Walgreens under this Section 5.4(c) shall not apply to any disclosures reasonably determined in good faith by Walgreens to be necessary in connection with its reporting and filing obligations under applicable Law or its application of the equity method of accounting in accordance with GAAP and/or United States generally accepted auditing standards or (y) any Shareholder or Gibco Related Person under this Section 5.4(c) shall not apply to the disclosure of the fact that such Shareholder or Gibco Related Person has an investment in the Group in name only (it being understood that this disclosure shall not include the investment amount, valuation information or any other information related thereto); provided, that for the avoidance of doubt, such information may otherwise be disclosed by such Shareholder or Gibco Related Person to its Representatives in accordance with the first sentence of this Section 5.4(c). The terms and provisions of this Section 5.4(c), together with Section 1.6(c) of the Buyer Shareholders Agreement, shall supersede the terms of the Confidentiality Agreement, which is hereby expressly terminated.

(d) Notwithstanding anything to the contrary herein, without limiting any such Director’s fiduciary duties under applicable Law, and subject to Section 2.8 and Section 5.5 hereof and Section 3.2 of the Buyer Shareholders Agreement, each of the Shareholders hereby consents to the Gibco Designated Directors that are representatives of the KKR Principal Investors sharing any information such Directors (in their capacities as such) receive from any member of the Group with officers, directors, members, employees, attorneys, accountants, consultants, bankers and financial advisors of Kohlberg Kravis Roberts & Co. L.P., the KKR Principal Investors, the KKR Investment Funds and their respective Affiliates (other than any portfolio companies thereof), in each case, who shall agree to be bound by the provisions of Section 5.4(c) and this Section 5.4(d) (or to be bound by any confidentiality agreement or obligation to which such Person is a party or is otherwise bound, which has restrictions substantially similar to Section 5.4(c) and this Section 5.4(d)) (and Gibco shall also remain responsible for any breach of such provisions, or such other agreements or obligations, as applicable, by any such Person) for the internal use by Kohlberg Kravis Roberts & Co. L.P., the KKR Principal Investors, the KKR Investment Funds and such Affiliates, and to the internal use by Kohlberg Kravis Roberts & Co. L.P., the KKR Principal Investors, the KKR Investment Funds and such Affiliates of any information received from any member of the Group, in each case subject, however, to (x) Kohlberg Kravis Roberts & Co. L.P., the KKR Principal Investors, the KKR Investment Funds and their respective Affiliates maintaining adequate procedures to prevent such information from being used in connection with the purchase or sale of securities of Walgreens or the Company in violation of applicable Law and (y) compliance by Kohlberg Kravis Roberts & Co. L.P., the KKR Principal Investors, the KKR Investment Funds and their respective Affiliates with the confidentiality provisions set forth in Section 5.4(c).

Section 5.5. Non-Solicitation; Non-Hire. Until the applicable Non-Compete Fall-Away Date (a) each Shareholder shall not (and shall use its reasonable efforts to procure that its Affiliates do not) and (b) each Shareholder (other than Walgreens and its Permitted Transferees) and the Company shall not, and the Company shall cause its Subsidiaries not to (and each such Shareholder and the Company shall use reasonable efforts to procure that its Affiliates do not), initiate or conduct any discussions about future employment with, or employ, any Senior Manager, in the case of clause (a), or of the management team of Walgreens and its Subsidiaries with a title of Vice-President or higher, in the case of clause (b), without the approval of the Company Board (acting by simple majority of the disinterested Directors), in the case of clause (a), or without the approval of the board of directors of Walgreens (acting by simple majority of its disinterested directors), in the case of clause (b), and, in each case, shall not make any offers to any such executive; provided, that the foregoing shall not be construed to prohibit solicitation for employment or employment of any such executive (i) resulting from general advertisements for employment conducted by such party or its Affiliates, (ii) six months following cessation of such executive’s employment with the Group, in the case of clause (a), or with Walgreens and its Subsidiaries, in the case of clause (b), without any encouragement by such party or its Affiliates or (iii) in the case of clause (a), by Walgreens, following exercise of the Call Option in accordance with the Purchase Agreement, so long as employment by Walgreens of any such executive remains conditioned in all respects on the completion of the Second Step Closing. For purposes of this Section 5.5, an “Affiliate” of Gibco or the Company shall not be deemed to include (i) any “portfolio company” (as such term is customarily used among institutional investors) of Kohlberg Kravis Roberts & Co. L.P. so long as such portfolio company has not received any Confidential Information and none of Kohlberg Kravis Roberts & Co. L.P. or any of its controlled Affiliates instructs or overtly encourages any such portfolio company to take any action that would violate any provision of this Agreement that would be applicable to such portfolio company were it to be deemed to be an Affiliate hereunder or (ii) any KKR Non-Private Equity Business.

Section 5.6. Non-Competition.

(a) In order to induce the Shareholders and the Company to enter into this Agreement and the Transactions, until the applicable Non-Compete Fall-Away Date (x) each of Gibco and the Company and (y) Walgreens, hereby covenants and agrees that it shall not, directly or indirectly (including through Affiliates), own, manage or operate, or participate in, or benefit from, the ownership, management or operation of, or have any Beneficial Ownership interest in, any (1) Walgreens Designated Entity, in the case of clause (x), or (2) Company Designated Entity, in the case of clause (y); provided, that without limiting the generality of the foregoing, this Section 5.6(a) shall not prohibit:

(i) the Beneficial Ownership, as a passive investment, of less than five percent of the outstanding stock of any publicly traded corporation;

(ii) the operation of any businesses conducted by the Group, in the case of clause (x), or Walgreens and its Subsidiaries, in the case of clause (y), in each case that exist as of the date hereof, in the lines of business, and in the geographic markets, in which they are actively engaged as of the date hereof;

(iii) the performance of any act or the conducting of any business conducted by the Joint Ventures;

(iv) taking any action that is expressly required by this Agreement, any of the Transaction Documents (including the Buyer Shareholders Agreement); or

(v) the acquisition of a Person or business or more than 50% of the outstanding Capital Stock of such Person or business, if such Person or business conducts, directly or indirectly, businesses of any Walgreens Designated Entity, in the case of clause (x), or of any Company Designated Entity, in the case of clause (y), in each case or any lesser percentage if such acquisition results in the holding of the right to control such Person or business, and, prior to such acquisition, neither such Person nor any of its Affiliates, nor such business nor any of its Affiliates, as the case may be, was an Affiliate of the acquiror or its Affiliates, and such Person or business, as the case may be, and its Affiliates derived not more than 10% of its total consolidated revenues in its most recent fiscal year from activities of such Walgreens Designated Entity, in the case of clause (x), or of such Company Designated Entity, in the case of clause (y).

(b) In furtherance of and not in limitation of Section 6.12, each of the parties to this Agreement acknowledges that it shall be impossible to measure in money damages to the other parties hereto if any of them or any transferee or any legal representative of any party hereto fails to comply with any of the restrictions or obligations imposed by this Section 5.6, that every such restriction or obligation is material, and that in the event of any such failure, the other parties hereto shall not have an adequate remedy at law or in damages. Therefore, each party hereto consents to the issuance of an injunction or the enforcement of other equitable remedies against it at the suit of an aggrieved party without the posting of any bond or other equity security, to compel specific performance of all of the terms of this Section 5.6 and to prevent any breach of any terms of this Section 5.6, and waives, any defenses thereto, including the defenses of: (i) failure of consideration; (ii) breach of any other provision of this Agreement and (iii) availability of relief in damages.

(c) Each of the parties hereto acknowledges and agrees that the restrictions contained in this Section 5.6 are reasonable and necessary to protect the legitimate interests of the others and constitute a material inducement to the other to enter into this Agreement, the other Transaction Documents and consummate the transactions contemplated by this Agreement and the Transactions. It is the intent of the parties that the provisions of this Section 5.6 shall be enforced to the fullest extent permissible under the Law and public policies applied in each jurisdiction in which enforcement is sought. If any particular provision or portion of this Section 5.6 shall be adjudicated to be invalid or unenforceable, such provision or portion thereof shall be deemed amended to the minimum extent necessary to render such provision or portion valid and enforceable, such amendment to apply only with respect to the operation of such provision or portion in the particular jurisdiction in which such adjudication is made.

(d) For purposes of this Agreement, the “Non-Compete Fall-Away Date” means the date that is the first anniversary of the earlier of (A) the last day of the Call Exercise Period and (B) the Governance Clawback Date.

(e) For purposes of this Section 5.6, an “Affiliate” of Gibco or the Company shall not be deemed to include Kohlberg Kravis Roberts & Co. L.P., any KKR Principal Investor, any KKR Investment Fund or any of the Affiliates or portfolio companies of Kohlberg Kravis Roberts & Co. L.P., any KKR Principal Investor or any KKR Investment Fund.

ARTICLE VI

MISCELLANEOUS

Section 6.1. Termination. This Agreement shall terminate and be of no further force and effect upon the earlier of (i) the written consent of both Shareholders, (ii) the completion of the Second Step Closing, (iii) after the completion of a Qualified Public Offering, the first date on which Walgreens Beneficially Owns fewer Shares than the aggregate number of publicly listed and traded Shares and (iv) the 25th anniversary of the First Step Closing. At the time any Shareholder ceases to Beneficially Own any Shares, such Shareholder shall automatically cease to be a party to this Agreement. Termination of this Agreement shall not relieve any party for the breach of any obligations under this Agreement prior to such termination. Notwithstanding any such termination of this Agreement in its entirety or in respect of any Shareholder pursuant to this Section 6.1, the provisions of Section 2.1(e), Section 2.8, Section 3.3(b), the final two sentences of Section 3.5(c), clause (z) of the penultimate sentence and the final sentence of Section 3.5(d), Section 3.6(e), Section 3.6(f), the agreements entered into in connection with an IPO as contemplated by Section 3.7(b), Section 5.4(c), Section 5.5, Section 5.6 and this Article VI shall survive any termination of this Agreement in accordance with their respective terms or, if the terms of any such provision do not contain an expiration, until the later of the fifth anniversary of such termination and the liquidation and dissolution of the Company; provided, that in all cases, the latest that any provision of this Agreement may survive is until the 25th anniversary of the First Step Closing.

Section 6.2. Indemnification.

(a) The Company agrees to indemnify, pay, protect and hold harmless, to the maximum extent permitted by applicable Law, each member of the Company Board, each Shareholder and its Affiliates and their respective directors, managers, officers, employees and authorized representatives (including attorneys, accountants, consultants, bankers and financial advisors) (collectively, the “Indemnitees”) from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, proceedings, costs, expenses and disbursements of any kind or nature whatsoever (including all reasonable costs and expenses of attorneys and the defense, appeal and settlement of any and all suits, actions or proceedings instituted or threatened against any Indemnitee) and all costs of investigation in connection therewith (collectively, “Losses”) which may be imposed on, incurred by, or asserted against the Indemnitee in any way relating to or arising out of, or alleged to relate to or arise out of, any action or inaction prior to, on or after the date of this Agreement, on the part of the Indemnitee when acting on behalf of any member of the Group in any capacity, including as a member of the Company Board or committee thereof or as a member of any other board of directors or other governing body or committee thereof of any member of the Group (other than any such Losses by a Shareholder as a result of a breach of this Agreement by such Shareholder without prejudice to any other remedy a Shareholder may have as a result of such breach, or such Losses which are finally determined by a competent court (after all appeals have been heard or waived) to have resulted from such Indemnitee’s fraud, gross negligence or willful misconduct).

(b) The right to indemnification conferred in this Section 6.2 shall include the right to be paid or reimbursed by the Company the expenses incurred by a Person of the type to be indemnified under Section 6.2(a) who was, is or is threatened to be made, a named defendant or respondent in a proceeding in advance of the final disposition of the proceeding and without any determination as to the Person’s ultimate entitlement to indemnification. Such expenses shall, at the request of the Person entitled to be indemnified under Section 6.2(a), be advanced by the Company on behalf of such Person in advance of the final disposition of a proceeding so long as such Person shall have provided the Company with a written undertaking, by or on behalf of such Person, to repay all amounts so advanced if it shall ultimately be determined that such indemnified Person is not entitled to be indemnified under this Section 6.2 or otherwise.

(c) In any action, suit or proceeding against any Indemnitee relating to or arising out of, or alleged to relate or to arise out of, any such action or non-action, the Indemnitee shall have the right jointly to employ, at the expense of the Company, counsel appointed by the Company, which counsel shall be reasonably satisfactory to the Indemnitee, in such action, suit or proceeding. If joint counsel is so retained, an Indemnitee may nonetheless employ separate counsel, but at such Indemnitee’s own expense. If an Indemnitee is determined by a court, tribunal or other relevant body to have committed fraud or to have acted with gross negligence or to have been guilty of willful misconduct, the Indemnitee shall reimburse all the expenses paid by the Company on its behalf under this paragraph.

(d) The Company acknowledges and agrees that its indemnification obligations under this Section 6.2 to indemnify or advance expenses to any Indemnitee for the matters covered hereby shall be the primary source of indemnification and advancement of such Indemnitee in connection therewith, and any obligation on the part of any Shareholder Indemnitor under any Shareholder Indemnification Agreement to indemnify or advance expenses to such Indemnitee shall be secondary to the Company’s obligation and shall be reduced by any amount that the Indemnitee may collect as indemnification or advancement from the Company. In the event that the Company fails to indemnify or advance expenses to an Indemnitee as required or contemplated by this Agreement, and any Shareholder Indemnitor makes any payment to such Indemnitee in respect of indemnification or advancement of expenses under any Shareholder Indemnification Agreement on account of such Unpaid Indemnitee Amounts, such Shareholder Indemnitor shall be subrogated to the rights of such Indemnitee under this Agreement in respect of such Unpaid Indemnitee Amounts.

(e) The indemnification rights contained in this Section 6.2 will be cumulative of, and in addition to, any and all other rights, remedies and recourse to which an Indemnitee, its heirs, successors, assignees and administrators may otherwise be entitled by contract or as a matter of Law. The indemnification provided in this Section 6.2 will inure to the benefit of the heirs, successors, permitted assignees and administrators of each of the Indemnitees. To the extent that any Indemnitee is entitled to be indemnified by the Company, any other Indemnitee and/or any insurer under a policy procured by such Indemnitee (i) the obligations of the Company hereunder shall be primary and the obligations of such other Indemnitee or insurer secondary and (ii) the Company shall not be entitled to contribution or indemnification from or subrogation against such other Indemnitee or insurer.

(f) The indemnity provided by this Section 6.2 shall in no event cover damages or indemnifiable expenses to the extent they are actually paid or reimbursed by or under any applicable insurance policy carried by the Company or any of its Subsidiaries, provided, that neither the Company nor any of its Subsidiaries shall be obligated to carry any such policy.

(g) Except as set forth in the last sentence of Section 6.2(c), under no circumstances will any Shareholder be liable for or have any obligation to satisfy any indemnification claim under this Section 6.2.

Section 6.3. Amendments and Waivers. Except as otherwise provided herein, this Agreement may not be amended except by an instrument in writing signed by each of the Company and the Shareholders; provided, that any Shareholder may waive (in writing) the benefit of any provision of this Agreement with respect to itself for any purpose. No waiver of any breach of any of the terms of this Agreement shall be effective unless such waiver is made expressly in writing and executed and delivered by the party against whom such waiver is claimed. A waiver or consent to or of any breach or default by any Person in the performance by that Person of its obligations with respect to this Agreement is not a consent or waiver to or of any other breach or default in the performance by that Person of the same or any other obligations of that Person with respect to this Agreement. Failure on the part of a Person to complain of any act of any Person or to declare any Person in default, irrespective of how long that failure continues, does not constitute a waiver by that Person of its rights with respect to that default until the applicable statute of limitations period has run.

Section 6.4. Successors, Assigns and Transferees. Subject to the restrictions on Transfers set forth in this Agreement, this Agreement shall be binding upon and inure to the benefit of and be enforceable by the parties hereto and their respective successors and permitted assigns; and by their signatures hereto, each party intends to and does hereby become bound. Subject to the limitations set forth herein, the rights and obligations of any Shareholder under this Agreement shall not be assigned except to a Transferee to which a Shareholder Transfers its Shares in compliance with this Agreement. Any assignment of rights or obligations in violation of this Section 6.4 shall be null and void. Nothing expressed or mentioned in this Agreement is intended or shall be construed to give any Person any right, remedy or claim under, in or in respect of this Agreement or any provision herein contained other than the parties hereto and their respective permitted successors and assigns.

Section 6.5. Notices.

(a) Except as expressly set forth to the contrary in this Agreement, all notices, requests or consents provided for or required to be given hereunder shall be in writing and shall be deemed to be duly given if personally delivered, sent via facsimile or email and confirmed, or mailed by certified mail, return receipt requested, or sent by nationally recognized overnight delivery service with proof of receipt maintained, at the following addresses (or any other address that any such party may designate by written notice to the other parties):

if to the Company, to it at:

94, Baarerstrasse

6300 Zug

Switzerland

Attention: Marco Pagni

Email: Marco.Pagni@allianceboots.com

with copies (which shall not constitute notice) to:

Simpson Thacher & Bartlett LLP

425 Lexington Ave.

New York, New York 10017

Attention: Mark D. Pflug

Facsimile: (212) 455-2502

Email: mpflug@stblaw.com

and

Darrois Villey Maillot Brochier

69, avenue Victor Hugo

Paris 75783

France

Attention:	Alain Maillot
Ben Burman
Facsimile: +33 1 45 02 49 59
Email: amaillot@darroisvilley.com

  bburman@darroisvilley.com

if to Gibco, to it at:

57/63 Line Wall Road

Gibraltar

Attention: Marco Pagni

Facsimile: +350 200 71966

Email: Marco.Pagni@allianceboots.com

with copies (which shall not constitute notice) to:

Simpson Thacher & Bartlett LLP

425 Lexington Ave.

New York, New York 10017

Attention: Mark D. Pflug

Facsimile: (212) 455-2502

Email: mpflug@stblaw.com

and

Darrois Villey Maillot Brochier 69, avenue Victor Hugo Paris 75783 France
Attention:	Alain Maillot
Ben Burman
Facsimile: +33 1 45 02 49 59
Email: amaillot@darroisvilley.com bburman@darroisvilley.com
if to Walgreens, to it at:

Walgreen Co. 108 Wilmot Road
Attention:	Thomas J. Sabatino, Executive Vice President,
General Counsel and Corporate Secretary
Facsimile:	(847) 315-3652
Email:	thomas.sabatino@walgreens.com

with a copy (which shall not constitute notice) to:

Wachtell, Lipton, Rosen & Katz 51 West 52nd Street New York, New York 10019
Attention:	Andrew R. Brownstein
Benjamin M. Roth
Facsimile:	(212) 403-2233
Email:	arbrownstein@wlrk.com
bmroth@wlrk.com

if to any Shareholder who becomes a party to this Agreement after the date hereof, to the address, facsimile number and email address set forth below its name on the signature page hereto or on the applicable Joinder Agreement.

(b) Any such notice shall (i) if delivered personally, be deemed received upon delivery; (ii) if delivered by facsimile or email, be deemed received on the first Business Day following confirmation; (iii) if delivered by nationally recognized overnight delivery service, be deemed received the first Business Day after being sent; and (iv) if delivered by mail, be deemed received upon the earlier of actual receipt thereof or five Business Days after the date of deposit in the mail.

(c) To the extent permitted by Law, whenever any notice is required to be given by Law or this Agreement, a written waiver thereof, signed by the Person entitled to notice, whether before or after the time stated therein, shall be deemed equivalent to the giving of such notice.

Section 6.6. Entire Agreement. Except as otherwise expressly set forth herein, this Agreement (including the documents and the instruments referred to in this Agreement) and the other Transaction Documents embody the complete agreement and understanding among the parties hereto with respect to the subject matter hereof and supersede and preempt any prior understandings, agreements or representations by or among the parties, written or oral, that may have related to the subject matter hereof in any way.

Section 6.7. Delays or Omissions. It is agreed that no delay or omission to exercise any right, power or remedy accruing to any party, upon any breach, default or noncompliance by another party under this Agreement, shall impair any such right, power or remedy, nor shall it be construed to be a waiver of any such breach, default or noncompliance, or any acquiescence therein, or of or in any similar breach, default or noncompliance thereafter occurring. It is further agreed that any waiver, permit, consent or approval of any kind or character on the part of any party hereto of any breach, default or noncompliance under this Agreement or any waiver on such party’s part of any provisions or conditions of this Agreement, must be in writing and shall be effective only to the extent specifically set forth in such writing. All remedies, either under this Agreement, by law, or otherwise afforded to any party, shall be cumulative and not alternative.

Section 6.8. Governing Law. This Agreement shall be governed by, and construed in accordance with, the substantive laws of Switzerland.

Section 6.9. Severability. Should any provision of this Agreement be invalid or unenforceable, in whole or in part, or should any provision later become invalid or unenforceable, this shall not affect the validity of the remaining provisions of this Agreement which shall not be affected and shall remain in full force and effect. Any such invalid or unenforceable provision shall be deemed replaced by such valid and enforceable provision as comes closest to the economic intent and purpose as of such invalid or unenforceable provision as regards subject matter, amount, time, place and extent.

Section 6.10. Limitation of Liability. To the fullest extent permitted by Law, and except as arising from the fraud or willful and material breach of such party, neither the Company nor any Shareholder shall be liable to any of the other such Persons for punitive, special, exemplary or consequential damages, including damages for loss of profits, loss of use or revenue or losses by reason of cost of capital, arising out of or relating to this Agreement or the transactions contemplated hereby, regardless of whether based on contract, tort (including negligence), strict liability, violation of any applicable deceptive trade practices act or similar Law or any other legal or equitable principle (in each case, except to the extent any such damages are part of a claim by a third party), and the Company and each Shareholder releases each of the other such Persons from liability for any such damages.

Section 6.11. Dispute Resolution; Consent to Arbitration.

(a) If any dispute, controversy or claim arises out of or in connection with this Agreement or the other Transaction Documents, including any question regarding its existence, validity, termination, breach or interpretation or any dispute regarding the validity, amount or liability for any claim arising hereunder (a “Dispute”), the parties hereto shall use all commercially reasonable efforts to resolve the matter amicably. If one party gives another party (or parties) hereto notice that a Dispute has arisen and the applicable parties are unable to resolve such Dispute within 20 days of service of such notice, then the Dispute shall be referred to SP (or his successor as Executive Chairperson), Dominic Murphy (or any other individual designated by the KKR Principal Investors) and Gregory D. Wasson (or his successor as chief executive officer of Walgreens), who shall attempt to resolve the Dispute. No party shall resort to arbitration against another under this Agreement until 20 days after such referral.

(b) Any Dispute which remains unresolved pursuant to Section 6.11(a) 20 days after service of notice of such Dispute as given and which a Shareholder wishes to have resolved shall be referred upon the application of any party hereto to, and finally resolved by, arbitration under the Rules of Arbitration (the “Rules”) in force at the date of this Agreement of the International Chamber of Commerce’s International Court of Arbitration (the “ICC”) and shall be administered by the ICC. The seat, or legal place, of arbitration shall be New York, New York. The language to be used in the arbitration proceedings shall be English and all submissions shall be made in English. The substantive laws of Switzerland shall be applicable to the merits of the Dispute. The tribunal shall consist of three arbitrators nominated pursuant to Article 12 of the Rules.

(c) Each party hereto acknowledges and agrees that the arbitrators shall have the power to grant any remedy or relief available under Law, including injunctive relief, whether interim and/or final, and specific performance pursuant to Article 28 of the Rules, and any measures ordered by the arbitrators may be specifically enforced by any court of competent jurisdiction. Each party hereto retains the right to seek interim or provisional measures, including injunctive relief and including pre-arbitral attachments or injunctions, from any court of competent jurisdiction, and any such request shall not be deemed incompatible with the agreement to arbitrate or a waiver of the right to arbitrate.

(d) Each party hereto agrees that any arbitral proceedings under this Agreement and any arbitral proceedings under the Purchase Agreement and any of the other Transaction Documents, including the Buyer Shareholders Agreement, and any other agreements between the parties hereto or their Affiliates in connection with the Transactions may (to the extent the arbitral tribunal considers appropriate given the subject matter of the particular Dispute) be consolidated or be heard together concurrently before the same arbitral tribunal. The parties hereto further agree that any arbitral tribunal constituted under this Agreement shall have the power to order consolidation of proceedings or concurrent hearings.

(e) The parties hereto do not authorize the arbitral tribunal, and the arbitral tribunal shall have no power or jurisdiction to: (i) alter or modify, or substitute its own interpretation of, any of the express terms, provisions or conditions of this Agreement, but shall enforce the contract strictly as drafted according to its terms or (ii) settle or resolve any Dispute by amiable composition or ex aequo et bono or by arbitration in equity.

(f) Each party hereto irrevocably consents to service of process in the manner provided for the giving of notices pursuant to Section 6.5 of this Agreement. Nothing in this Section 6.11 shall affect the right of any party to serve process in any other manner permitted by Law.

Section 6.12. Specific Performance. Each party hereto expressly acknowledges and agrees that immediate, extensive and irreparable damage would result, no adequate remedy at law would exist and damages would be difficult to determine in the event that certain provisions of this Agreement are not performed in accordance with their specific terms or otherwise breached. Therefore, in addition to, and not in limitation of, any other remedy available to the parties, an aggrieved party under this Agreement would be entitled to specific performance of the terms hereof and immediate injunctive relief, without the necessity of proving the inadequacy of money damages as a remedy. Such remedies and any and all other remedies provided for in this Agreement shall, however, be cumulative in nature and not exclusive and shall be in addition to any other remedies whatsoever which any party hereto may otherwise have.

Section 6.13. Subsequent Acquisition of Shares. Any Shares acquired subsequent to the date hereof by a Shareholder shall be subject to the terms and conditions of this Agreement and such securities shall be considered to be “Shares” as such term is used herein for purposes of this Agreement.

Section 6.14. Table of Contents, Headings and Captions. The table of contents, headings, subheadings and captions contained in this Agreement are included for convenience of reference only, and in no way define, limit or describe the scope of this Agreement or the intent of any provision hereof.

Section 6.15. Fiduciary Duties; Exculpation; No Conflicts. To the maximum extent permitted by applicable Law, no Shareholder (in its capacity as Shareholder) shall have a fiduciary or similar duty to the other Shareholder, its respective Affiliates, to any members of the Group or to any shareholder, creditor, employee or other stakeholder of any member of the Group, and each Shareholder and the Company hereby waives any claim relating to a breach of fiduciary or similar duty any Shareholder (in its capacity as Shareholder) has or may have in connection with any action or inaction by such Shareholder (in its capacity as Shareholder). No contract, agreement or understanding by or among any of Kohlberg Kravis Roberts & Co. L.P., the KKR Principal Investors, SP, the SP Principal Investors, Gibco, the Group, or any of their respective Affiliates, including any Charter Documents of Gibco or any of its Affiliates, shall conflict with (and Gibco hereto agrees to take all action necessary to ensure that none of the foregoing shall conflict with) the rights of Walgreens and its Affiliates set forth in this Agreement or the other Transaction Documents.

Section 6.16. Nature of Parties’ Rights and Obligations; Exclusion of Certain Rights, Obligations and Powers. The rights and obligations of the parties hereunder are contractual in nature, and the parties agree that they do not form, and this Agreement shall not be deemed to constitute, a simple partnership (einfache Gesellschaft) in accordance with art. 530 et seq. of the Swiss Code of Obligations. No party shall, solely as a consequence of entering into this Agreement, have any right, duty or obligation to:

(a) provide any financing or funding to the Company or to any other member of the Group;

(b) make any contribution, whether financial or otherwise, to any of the purposes pursued by any party in entering into this Agreement; or

(c) share with any other party any revenues, profits, or losses, or reimburse any other party for any losses;

in each case other than as provided for in this Agreement or the other Transaction Documents, or any of the other agreements referenced herein or therein. Except as otherwise provided for in this Agreement, nothing in this Agreement shall give any party any right or power to act in the name or on behalf of, or to take any action for the account of, any other party or of the parties collectively.

Section 6.17. No Recourse. Except as expressly set forth in the Principal Investor Side Letters or the Limited Guaranties (as defined in the Purchase Agreement) (if any), only the parties that are signatories hereto or to a deed of adherence or accession to this Agreement or a Joinder Agreement shall have any obligation or liability under this Agreement. Notwithstanding anything that may be expressed or implied in this Agreement, except as expressly set forth in the Limited Guaranties (if any) or the Principal Investor Side Letters), no recourse under this Agreement shall be had against any current or future Representative of any Shareholder or any current or future direct or indirect Affiliate, shareholder, member, general or limited partner or other Beneficial Owner of any Shareholder or any of their respective Representatives, whether by the enforcement of any assessment or by any legal or equitable proceeding, or by virtue of any statute, regulation or other Law, it being expressly agreed and acknowledged that, except as expressly set forth in the Limited Guaranties or the Principal Investor Side Letters, no personal liability whatsoever shall attach to, be imposed on or otherwise be incurred by any such Person for any obligation of any Shareholder under this Agreement or for any claim based on, in respect of or by reason of such obligations or their creation.

Section 6.18. Counterparts. This Agreement and any amendment hereto may be signed in any number of separate counterparts, each of which shall be deemed an original, but all of which taken together shall constitute one agreement (or amendment, as applicable). This Agreement may be validly executed and delivered by facsimile or other electronic transmission.

Section 6.19. Conflicts and Privilege. It is acknowledged by each of the parties hereto that Gibco and the Company have retained Simpson Thacher & Bartlett LLP (“STB”), Darrois Villey Maillot Brochier AARPI (“Darrois”), Niederer Kraft & Frey Ltd. and Clifford Chance LLP (collectively, the “Existing Counsel”) to act as counsel in connection with the transactions contemplated hereby and otherwise. All of the parties hereto recognize the community of interest that exists and will continue to exist until the First Step Closing and the Second Step Closing, and the parties hereto agree that such community of interest should continue to be recognized after each respective date thereof. To the extent that any material subject to the attorney-client privilege, or any other applicable legal privilege, as regards Gibco or the Group, has been shared between them, whether prior to or after the date hereof, it is the desire, intention and mutual understanding of the parties hereto that the sharing of such material is not intended to, and shall not, waive or diminish in any way such material’s continued protection under attorney-client or any other applicable legal privilege. Specifically, the parties hereto agree that (a) Walgreens shall not, and from and after the Second Step Closing shall cause the Company not to, seek to have any Existing Counsel disqualified from representing Gibco or (prior to the Second Step Closing only) the Company or any member of the Group in any dispute (whether in contract, tort or otherwise) based upon, arising out of or related to this Agreement or any of the transactions contemplated hereunder in whole or in part and (b) in connection with any dispute that may arise, prior to the Second Step Closing, between Gibco or the Company or any member of the Group, on the one hand, and Walgreens, on the other hand or, from and after the Second Step Closing, Walgreens or the Company or any member of the Group, on the one hand, and Gibco, on the other hand, Gibco and its Affiliates involved in such dispute (and not the Company or any member of the Group) will have the sole and exclusive right to decide whether or not to waive any attorney-client or other applicable privilege that may apply to any communications between Gibco, the Company or any other member of the Group and any Existing Counsel that occurred on or prior to the Second Step Closing.

[Signature Pages Follow]

IN WITNESS WHEREOF, each of the undersigned duly executed this Agreement (or caused this Agreement to be executed on its behalf by its officer or representative thereto duly authorized) as of the day and year first written above.

ALLIANCE BOOTS GMBH

By:	/s/ Marco Pagni
Name: Marco Pagni
Title: Director

By:	/s/ Mattia Caprioli
Name: Mattia Caprioli
Title: Director

AB ACQUISITIONS HOLDINGS LIMITED

By:	/s/ Marco Pagni
Name: Marco Pagni
Title: Director

By:	/s/ Mattia Caprioli
Name: Mattia Caprioli
Title: Director

[Signature Page to Swissco Shareholders’ Agreement]

WALGREEN CO.

By:	/s/ Gregory D. Wasson
Name: Gregory D. Wasson
Title: President and Chief Executive Officer

[Signature Page to Swissco Shareholders’ Agreement]

ANNEX A

SHAREHOLDER APPROVAL RIGHTS OF (I) GIBCO AND (II) WALGREENS PRIOR TO THE STEP-DOWN DATE

(a) amending the Company Organizational Documents, or amending the terms of the Shares if such amendment to the terms of the Shares adversely affects such Shareholder, in each case unless (i) such amendment is required by Law or (ii) such amendment necessitated by any other action as to which such Shareholder’s consent is required and received (and the necessity of such amendment is brought to the attention of such Shareholder in advance of any such consent);

(b) (i) except in accordance with the Business Plan, materially changing the business purpose of the Group or (ii) undertaking any business operations in any jurisdiction that is then subject to a sanction program administered by The Office of Foreign Assets Control of the United States Department of the Treasury or any successor regime;

(c) unless required by applicable Law, entering or applying for liquidation, including any bankruptcy, composition, voluntary or involuntary dissolution, liquidation or winding up proceedings, moratorium or suspension of payments (or any similar proceedings in the relevant jurisdiction) of the Company or any Material Company Subsidiary;

(d) increasing or reducing the size of the Company Board (other than the removal, or appointment to fill any vacancy, of any Director pursuant to the terms of this Agreement, without changing the size of the entire Company Board);

(e) any IPO (for the avoidance of doubt, including any listing or admission to trading of Shares on a stock exchange or other trading facility);

(f) (i) declaring or paying any dividends or other distributions on account of Capital Stock (other than in respect of a class of Capital Stock (x) wholly owned by a member of the Group that is wholly owned, directly or indirectly, by the Company and the Managers and by no other Person or (y) issued on a pro rata basis by any of the Material Company Subsidiaries whose results are not 100% attributable to equity shareholders of the Company) or repaying, redeeming or repurchasing any Capital Stock (other than a class of Capital Stock (x) wholly owned by a member of the Group that is wholly owned, directly or indirectly, by the Company and the Managers and by no other Person or (y) issued on a pro rata basis by any of the Material Company Subsidiaries whose results are not 100% attributable to equity shareholders of the Company) or (ii) effecting any other recapitalization or reclassification, equity interest split or combination, or like reorganization or change in capitalization, if such recapitalization, reclassification, equity interest split, combination, reorganization or change in capitalization would adversely impact Walgreens relative to any other Shareholder, other than, in the case of each of clauses (i) and (ii), with respect to any economic interests in Galenica (subject to Article X of the Purchase Agreement);

(g) other than with respect to any matters or actions delegated by the Company Board in accordance with this Agreement, entering into or amending any affiliate transaction between any member of the Group, on the one hand, and any Shareholder, any Gibco Principal Investor or any of their respective Affiliates, including, for the avoidance of doubt Galenica, UK Holdings and their respective Subsidiaries, on the other hand, in each case other than (i) any agreement or transaction entered into in the ordinary course of business that is on arm’s-length terms and approved by the Company Board acting pursuant to and in compliance with Section 2.4(c), (ii) directors fees and expenses pursuant to Section 2.1(e) and (iii) payment of transaction and monitoring fees and expense reimbursement pursuant to the Second Amended and Restated Advisory Services Agreement, dated as of June 18, 2012, by and among Gibco, Kohlberg Kravis Roberts & Co. L.P. and Alliance Participations Ltd., as amended on the date of the Purchase Agreement;

(h) approval of any acquisitions or dispositions of businesses (by way of merger, share acquisition or disposition, acquisition or disposition of assets or similar business combination) or assets by any member of the Group, including joint ventures or strategic alliances or similar transactions, with an aggregate enterprise value in excess of £1,000 million in the aggregate per any twelve-month period, commencing as of the date of the Purchase Agreement;

(i) subject to Walgreens’ exercise of the Management Veto Option, appointing any Executive Chairperson, in the event SP ceases to be the Executive Chairperson; provided, that if such proposed Executive Chairperson (i) is proposed by SP, (ii) is at such time a Senior Manager and (iii) was employed as of the date of the Purchase Agreement by the Group, then in each case no Shareholder shall have a consent right pursuant to this clause (i);

(j) subject to Walgreens’ exercise of the Management Veto Option, appointing a Chief Executive Officer of the Company; provided, that if such proposed Chief Executive Officer (i) is proposed by SP, (ii) is at such time a Senior Manager and (iii) was employed by the Group as of the date of the Purchase Agreement, then in each case no Shareholder shall have a consent right pursuant to this clause (j);

(k) issuing any Capital Stock by any member of the Group to any Person, other than (i) any issuance of Capital Stock by any member of the Group (other than the Company) to the Company or another member of the Group that is, directly or indirectly, wholly owned by the Company and the Managers and no other Person (ii) any grants of awards under the Management Equity Incentive Plan or any New MEP Plan (to the extent permitted by clause (m) below if required, but which in the case of the Management Equity Incentive Plan shall be directly and economically borne by Gibco and not any other Shareholder or any member of the Group), (iii) as consideration in any acquisition transaction approved under clause (h) above, or any acquisition transaction of the type contemplated in clause (h) above (including a business combination, joint venture or strategic alliance or similar transaction) that is not required to be approved under clause (h) above as a result of not exceeding the limits contemplated thereby or (iv) any issuance of Capital Stock to financial institutions, commercial lenders or other debt investors, broker/finders or any similar party, or their respective designees in connection with the incurrence of Indebtedness (ignoring for this purpose the proviso therein); provided that no Shares may be issued pursuant to clauses (i)-(iv) above unless irrevocably subject to the Call Option;

(l) materially amending (i) the Business Plan or (ii) the then-approved annual budget of the Group (the “Annual Budget”), in each case in an amount in excess of 20% of the amounts reflected in the Business Plan or Annual Budget, in the aggregate with all other such amendments; provided, that no Shareholder shall have a consent right over any such amendments which are necessary or proper (in the good faith determination of the Board) by any material adverse change in (x) the financial, securities or commodities markets, (y) the industry or industries in which the Group operates, taken as a whole, or (z) any changes in Law affecting the Group; provided, further, that any Business Plan or Annual Budget adopted by the Company Board with the approval of at least one Walgreens Designated Director, or any action taken by any member of the Group with Walgreens’ consent pursuant to this Annex A, shall be deemed to amend the Business Plan and/or Annual Budget (as the case may be) without any further action by, or any consent required of, any Party; provided, further, that the amounts involved in any such deemed amendments shall not be counted towards the 20% limitation set forth above in the case of any subsequent amendments subject to this clause (l); it being understood and agreed by the parties hereto that, notwithstanding anything to the contrary contained herein, in the case of any non-compliance, non-adherence or any other deviation by the Group from the Business Plan or Annual Budget of more than 20% of the amounts reflected in the Business Plan or Annual Budget, in the aggregate, a meeting of the Company Board shall be promptly convened in accordance with the provisions of Article II for the purpose of discussing any such non-compliance, non-adherence or deviation and whether or not the Business Plan or Annual Budget requires amendment or modification;

(m) other than in the ordinary course of business consistent with past practice of the Group or as may not, in the sole discretion of SP for so long as he remains Executive Chairman, be considered commercially unreasonable, after good faith consultation and discussion with Walgreens (unless a Walgreens Designated Director is a member of the Remunerations Committee at the time the relevant determination or deliberation is made), increasing the planned or effective annual total compensation or benefits (including cash or non-cash bonuses and severance benefits), including through any New LTIP, or accelerating the vesting, funding or payment of any compensation or benefits, for Senior Managers;

(n) amending other than in any de minimis respect the schedule of matters reserved for decision by the Company Board, and the related delegated authorities, referred to in Section 2.6(b); and

(o) removing or replacing the Company’s statutory auditors; provided, that no Shareholder shall have a consent right over (and, accordingly, such right shall not apply to) replacing the Company’s statutory auditors with an internationally recognized independent public accounting firm.

ANNEX B

SHAREHOLDER APPROVAL RIGHTS OF WALGREENS FROM AND AFTER THE STEP-DOWN DATE

(a) amending the Company Organizational Documents in any material respect, or amending the terms of the Shares if such amendment materially adversely affects Walgreens, or in either case if such amendment is inconsistent with the provisions of this Agreement, in each case unless (i) such amendment is required by applicable Law or (ii) such amendment is necessitated by any other action as to which Walgreens’ consent is required and received (and the necessity of such amendment is brought to the attention of such Shareholder in advance of any such consent);

(b) (i) except in accordance with the Business Plan, materially changing the business purpose of the Group or (ii) undertaking any business operations in any jurisdiction that is then subject to a sanction program administered by The Office of Foreign Assets Control of the United States Department of the Treasury or any successor regime;

(c) unless required by applicable Law, entering or applying for liquidation, including any bankruptcy, composition, voluntary or involuntary dissolution, liquidation or winding up proceedings, moratorium or suspension of payments (or any similar proceedings in the relevant jurisdiction) of the Company or any Material Company Subsidiary;

(d) (i) declaring or paying any dividends or other distributions on account of Capital Stock (other than in respect of a class of Capital Stock (x) wholly owned by a member of the Group that is wholly owned, directly or indirectly, by the Company and the Managers and by no other Person or (y) issued on a pro rata basis by any of the Material Company Subsidiaries whose results are not 100% attributable to equity shareholders of the Company) or repaying, redeeming or repurchasing any Capital Stock (other than a class of Capital Stock (x) wholly owned by a member of the Group that is wholly owned, directly or indirectly, by the Company and the Managers and by no other Person or (y) issued on a pro rata basis by any of the Material Company Subsidiaries whose results are not 100% attributable to equity shareholders of the Company) or (ii) effecting any other recapitalization or reclassification, equity interest split or combination, or like reorganization or change in capitalization, if such recapitalization, reclassification, equity interest split, combination, reorganization or change in capitalization would materially adversely impact such Shareholder relative to any other Shareholder, in each case other than in the case of each of clauses (i) and (ii) (A) in a pro rata manner among all Shareholders, (B) Recapitalization Transactions pursuant to and in accordance with Section 3.9 or (C) with respect to any economic interests in Galenica (subject to Article X of the Purchase Agreement);

(e) increasing or reducing the size of the Company Board (other than the removal, or appointment to fill any vacancy, of any Director pursuant to the terms of this Agreement, without changing the size of the entire Company Board);

(f) other than with respect to any matters or actions delegated by the Company Board in accordance with this Agreement, entering into or amending any affiliate transaction between any member of the Group, on the one hand, and any Shareholder, any Gibco Principal Investor or any of their respective Affiliates, including, for the avoidance of doubt Galenica, UK Holdings and their respective Subsidiaries, on the other hand, in each case other than (i) any agreement or transaction entered into in the ordinary course of business that is on arm’s-length terms and approved by the Company Board acting pursuant to and in compliance with Section 2.4(c), (ii) directors fees and expenses pursuant to Section 2.1(e) and (iii) payment of transaction and monitoring fees and expense reimbursement pursuant to the Second Amended and Restated Advisory Services Agreement, dated as of June 18, 2012, by and among Gibco, Kohlberg Kravis Roberts & Co. L.P. and Alliance Participations Ltd., as amended on the date of the Purchase Agreement;

(g) approval of any acquisitions or dispositions of businesses (by way of merger, share acquisition or disposition, acquisition or disposition of assets or similar business combination) or assets by any member of the Group, including joint ventures or strategic alliances or similar transactions, with an aggregate enterprise value in excess of £1,000 million in the aggregate per any twelve-month period, commencing as of the date of the Purchase Agreement;

(h) amending other than in any de minimis respect the schedule of matters reserved for decision by the Company Board, and the related delegated authorities, referred to in Section 2.6(b); and

(i) removing or replacing the Company’s statutory auditors; provided, that no Shareholder shall have a consent right over (and, accordingly, such right shall not apply to) replacing the Company’s statutory auditors with an internationally recognized independent public accounting firm.